UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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AUTODESK, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2018

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2018 Annual Meeting of Stockholders to be held on Tuesday, June 12, 2018, at 3:00 p.m., Pacific Time, at our San Francisco office, The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

The 2018 Annual Meeting of Stockholders will be held for the following purposes:

1.	To elect the eight directors listed in the accompanying Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019;

3.	To hold a non-binding vote to approve compensation for our named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting.

The accompanying Notice of 2018 Annual Meeting of Stockholders and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We are once again relying on the Securities and Exchange Commission rule that allows us to furnish our proxy materials to our stockholders over the internet rather than in paper form. We believe this delivery process reduces both our environmental impact and the costs of printing and distributing our proxy materials without hindering our stockholders' timely access to this important information.

We hope you will be able to attend this year's Annual Meeting. We will report on fiscal 2018, and there will be an opportunity for stockholders to ask questions. Even if you plan to attend the meeting, please ensure that you are represented by voting in advance. You can vote online or by telephone, or you can request, sign, date and return a proxy card, to ensure your representation at the meeting. Your vote is very important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Andrew Anagnost
President and Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Tuesday, June 12, 2018, at 3:00 p.m., Pacific Time.

Place	Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105.

Items of Business	(1) To elect the eight directors listed in the accompanying Proxy Statement to serve for the coming year and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.

(3) To hold a non-binding vote to approve compensation for our named executive officers.

(4) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of 2018 Annual Meeting of Stockholders.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder as of the close of business on April 16, 2018.

Voting

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online or by telephone, or you can request, sign, date and return your proxy card as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2018 Annual Meeting and Procedural Matters” in the Proxy Statement and the instructions on the Notice of Internet Availability of Proxy

All stockholders are cordially invited to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person by ballot even if you previously voted.

By Order of the Board of Directors,

Pascal W. Di Fronzo
SVP, Corporate Affairs, Chief Legal Officer and Secretary

This notice of Annual Meeting, Proxy Statement and accompanying form of proxy card are being made available on or about May 1, 2018.

PROXY STATEMENT EXECUTIVE SUMMARY

PROPOSALS AND BOARD RECOMMENDATIONS

Proposal	Board Recommendation	Page Number
1. Election of Directors	FOR each Nominee	17
2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	25
3. Advisory Vote on Executive Compensation	FOR	27

Your vote is very important. Even if you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and to vote. You can vote online or by telephone, or you can request, sign, date and return your proxy card as soon as possible.

For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2018 Annual Meeting of Stockholders and Procedural Matters” below and the instructions on the Notice of Internet Availability of Proxy Materials.

2018 Proxy Statement 1

Fiscal 2018 Performance and Company Events

Fiscal 2018 Business Model Transition and Performance Metrics

The software industry is undergoing a transition from the PC to cloud, mobile and social computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. As part of the transition, we discontinued selling new perpetual licenses and now offer term-based subscriptions for our products, cloud service offerings, and flexible enterprise business agreements (collectively referred to as "subscription plan").

Over time, Autodesk’s business model transition will result in a more predictable, recurring and profitable business. However, during the transition, traditional financial metrics such as revenue, margins, EPS and cash flow from operations have been adversely impacted. This is primarily a result of revenue for new subscription offerings being recognized over time rather than up front and subscription offerings generally have a lower initial price than perpetual offerings. Despite the lower initial price, our subscription plan offerings are expected to increase the lifetime value of Autodesk’s customers.

Following Andrew Anagnost’s appointment as Chief Executive Officer ("CEO"), and in consultation with the Board of Directors (the "Board"), he established three strategic priorities of completing the subscription transition, digitizing the Company, and re-imagining manufacturing, construction, and production. To free up resources to pursue these strategic priorities, we commenced a world-wide restructuring plan in the fourth quarter of fiscal 2018. Through the restructuring, we seek to reduce our investments in areas not aligned with our strategic priorities. At the same time, we plan to further invest primarily in strategic priority areas related to digital infrastructure, customer success, and construction. By re-balancing resources to better align with our strategic priorities, we are better positioning ourselves to meet our long-term goals, while maintaining our goal to keep non-GAAP spend flat in fiscal 2019.

To incent long-term value creation and strong financial performance during the transition, we adopted performance metrics for our bonus and equity plans that align with the key drivers of success during the business model transition and reflect the health of the business during the transition. The following performance metrics were used for our CEO during fiscal 2018:

Performance Metrics

●	Total Annualized Recurring Revenue ("ARR")
●	Net Total Subscription Additions
●	Non-GAAP Total Spend
●	Total Subscription Renewal rate
●	Relative Total Shareholder Return (“TSR”) (multi-year)
●	Free Cash Flow Per Share

2018 Proxy Statement 2

Our executive officers' continued successful implementation of our business model drove the following fiscal 2018 results:

●	Total ARR was $2.05 billion, an increase of 25% from fiscal 2017; of which subscription plan ARR was $1.18 billion.
●	Total subscriptions were 3.72 million, an increase of 20% from fiscal 2017; of which subscription plan subscriptions were 2.27 million.
●	Subscription plan ARR and subscriptions base surpassed the base of maintenance plan ARR and subscriptions.
●	Deferred revenue was $1.96 billion, an increase of 9% from fiscal 2017.
●	Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.28 billion, an increase of approximately 25% from fiscal 2017.
●	Total GAAP spend (cost of revenue plus operating expenses) was $2,566 million, an increase of 1% from fiscal 2017.
●	Total non-GAAP spend was $2,169 million, an increase of 1% from fiscal 2017. A reconciliation of GAAP to non- GAAP results is provided in Appendix A.
●	Total subscription renewal rate was 80.9%.
●	During fiscal 2018 our stock price increased by 42% and over five years our stock price increased by 197%.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors

We believe that our director nominees are highly qualified and well suited to continue providing effective oversight of our rapidly evolving business. Our director nominees provide our Board with a balance of relevant critical skills and an effective mix of experience, knowledge and diverse viewpoints, as listed below.

●	Technology Industry Experience
●	Senior Leadership Experience
●	Outside Public Company Board Service
●	Financial Experience
●	International Experience

Ongoing Board of Director Refreshment and Key Updates

Jeff Clarke and Scott Ferguson each resigned from the Board, effective June 19, 2017, in accordance with the settlement agreement, dated February 6, 2017, by and among Autodesk, Sachem Head Capital Management LP, Uncas GP LLC, and Sachem Head GP LLC. On June 18, 2017, the Board appointed Andrew Anagnost as President and CEO of the Company (“CEO”), effective June 19, 2017. The Board also appointed Dr. Anagnost to the Board to fill the vacancy created by the resignation of Mr. Clarke, effective June 19, 2017. On July 19, 2017, the Board appointed Reid French to the Board to fill the vacancy created by the resignation of Mr. Ferguson. On March 21, 2018, the Board appointed Karen Blasing to the Board to fill a vacancy. Carl Bass, Thomas Georgens and Richard Hill are not standing for reelection at the Annual Meeting.

2018 Proxy Statement 3

As reflected in the charts below, we have an experienced and balanced slate of Board nominees.

Tenure	Diversity	Age Distribution

Corporate Governance Guidelines

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”).

The Guidelines set forth the principles that guide our Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy. On a regular basis, the Board reviews our governance practices, corporate governance developments and stockholder feedback to ensure continued effectiveness.

Our Board is committed to ensuring that stockholder feedback informs our strong governance practices. As such, we have and intend to continue to engage with stockholders to maintain an open dialogue and ensure that we have an in-depth understanding of our stockholders’ perspectives.

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and should provide a rigorous framework that is tied to stockholder returns, Company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

2018 Proxy Statement 4

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2018, 92% of our current CEO's and 84% of all other continuing named executive officers’ total compensation was variable in nature and “at risk” and 86% of our current CEO’s and 73% of all other continuing named executive officers’ total compensation consisted of long-term equity. Our incentive programs reward strong annual financial and operational performance, as well as relative TSR over one-, two-, and three-year performance periods. The charts below demonstrate the fiscal 2018 pay mix between base salary, actual short-term incentives, and targeted long-term equity compensation for the current CEO and all other continuing named executive officers ("NEOs").

Current CEO	Other Continuing NEOs

During fiscal 2018, the Compensation and Human Resources Committee approved annual equity awards in the form of PSUs and RSUs for the NEOs. The Compensation and Human Resources Committee elected to use the following mix of PSUs and RSUs to complement the performance aspects of PSUs with the long-term retention component of RSUs.

NEOs

2018 Proxy Statement 5

Elements of Executive Compensation

The principal elements of Autodesk’s annual executive compensation program are described below.

Element	Purpose	Payout Range
Base Salary	Forms basis for competitive compensation package	N / A

Short-Term Incentive Opportunities	Motivate achievement of strategic priorities relating to the business model transition while maintaining our year-over-year non-GAAP spend	0% - 150% of target

PSUs	Align compensation with key drivers of the business and relative shareholder return	0% - 180% of target shares

	Encourage focus on near-term and long-term strategic objectives	Change in Autodesk stock price

	Align compensation with long-term drivers of the business model transition	CEO Promotion Grant: 0% - 200% of target shares

RSUs	Encourage focus on long-term stockholder value creation Promote retention	Change in Autodesk stock price

2018 Proxy Statement 6

Executive Compensation and Corporate Performance

The chart below highlights the multi-year relationship between the CEO’s total compensation, the percentage achievement against annual cash incentives as well as the Company’s annual and cumulative Total Shareholder Return. This chart underscores the Compensation and Human Resources Committee’s commitment to a philosophy of pay-for-performance.

Company Performance and Total Shareholder Return
vs. CEO Total Compensation

CEO Total Compensation (000s)
$15,000
$10,000
$5,000
$0
Indexed Stock Price
300%
250%
200%
150%
100%
50%
0%
FY 14 TSR: +32%
FY 15 TSR: +5%
FY 16 TSR: -13%
FY 17 TSR: +74%
FY 18 TSR +42%; Over 5 Years +197%
Annual Cash Incentive Achievement vs. Target: 31%
Annual Cash Incentive Achievement vs. Target: 109%
Annual Cash Incentive Achievement vs. Target: 101%
Annual Cash Incentive Achievement vs. Target: 94%
Annual Cash Incentive Achievement vs. Target: 98%
$8,297
$11,040
$12,177
$10,724
$12,346
Fiscal 2014
Fiscal 2015
Fiscal 2016
Fiscal 2017
Fiscal 2018
CEO Total Compensation (000s) (1)
TSR - Year Over Year (% in Boxes)(2)
Attainment of Annual Incentive Cash Goals (3)

____________________

(1)	Total Compensation is based on the amounts in the Summary Compensation Table; the fiscal 2014 - fiscal 2017 data is for Carl Bass and the fiscal 2018 data is for Dr. Anagnost.
(2)

TSR shown in boxes is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at each fiscal year-end. The green line reflects Autodesk’s cumulative total shareholder return indexed off 100% from the beginning of fiscal 2014 through the end of fiscal 2018.

(3)	Percentage of achievement against annual cash incentives in place during each fiscal year.

2018 Proxy Statement 7

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table and summarized below.

Yes	No
Robust stockholder outreach program	No hedging
Large percentage of NEO total pay tied to achievement of critical financial and stockholder value creation	Prohibition on option re-pricing
Representative peer group	No executive benefits and limited perquisites
Significant stock ownership requirements
Clawback policy
Double-trigger change in control arrangements with no excise tax gross-up
Equity award grant policy
Effective risk management
Independent compensation committee and consultant

RECENT EVENTS

2017 Executive Transition

In February 2017, Carl Bass announced he was stepping down from his CEO and President roles. Mr. Bass’ separation as CEO led to a number of changes to our executive management team:

●	The Board formed an interim Office of the Chief Executive to oversee the Company's day-to-day operations, which was headed by Dr. Anagnost and Amar Hanspal, who served as interim Co-CEOs.
●	In June 2017, after an extensive review process and search, the Board appointed Dr. Anagnost as President and CEO and a member of the Board.
●	Mr. Hanspal then elected to resign from his role at the Company.
●	In October 2017, Jan Becker, having helped the Board and management transition through the management changes in fiscal 2018, also chose to resign.

2017 Settlement Agreement

Also, in February 2017, Autodesk entered into an agreement with Sachem Head. Pursuant to this agreement, Messrs. Clarke and Ferguson resigned from the Board when Dr. Anagnost was appointed as President and CEO on June 19, 2017. Following the resignation of Mr. Clarke, the Board appointed Dr. Anagnost to fill his vacancy on the Board. Following Mr. Ferguson’s resignation and with the assistance of executive search firm Egon Zehnder, the Board appointed Reid French as a replacement director.

2018 Proxy Statement 8

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF
STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING OF
STOCKHOLDERS AND PROCEDURAL MATTERS

Stock Ownership, Quorum and Voting

Q: Who is entitled to vote at the Annual Meeting?

A: Holders of record of Autodesk’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on April 16, 2018 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting (as defined below). Beneficial owners at the close of business on the Record Date have the right to direct their broker, trustee or nominee on how to vote their shares, as described below. Stockholders are entitled to cast one vote for each share of Common Stock they hold as of the Record Date.

As of the Record Date, there were 219,108,924 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Stockholders of record—If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, Autodesk sent these proxy materials directly to you.

Beneficial owners—Most Autodesk stockholders hold their shares through a broker or other agent rather than directly in their own names. If your shares are held in a brokerage account or by a broker or other agent, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, these proxy materials have been forwarded to you by your broker or other agent. That entity is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to do so from the broker or other agent that holds your shares.

Q: How many shares must be present or represented by proxy to conduct business at the Annual Meeting?

A: The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are counted as present if they attend the Annual Meeting in person or have properly submitted a proxy. Under the General Corporation Law of the State of Delaware (the law governing Autodesk’s corporate activities), abstentions and “broker non-votes” are counted as present and entitled to vote and are therefore included for purposes of determining whether a quorum is present at the Annual Meeting.

2018 Proxy Statement 9

Q: What are “broker non-votes”?

A: Generally, if shares are held in street name, the beneficial owner is entitled to give voting instructions to the broker or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker or other agent can vote the shares with respect to matters that are considered “routine,” but not with respect to “non-routine” matters. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or other agent holding the shares as to how to vote on a matter deemed “non-routine.” If a broker or other record holder of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a broker or other agent, please be sure to give voting instructions so your vote will be counted on all proposals that come before the Annual Meeting.

Q: Which ballot measures are considered “routine” or “non-routine”?

A: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019 (Proposal Two) is considered routine under applicable rules. A broker, trustee or nominee holding shares generally may use its discretion to vote on routine matters, so there should not be any broker non-votes in connection with Proposal Two. The election of the eight directors listed in the accompanying Proxy Statement (Proposal One) and the advisory vote on executive compensation (Proposal Three) are considered non-routine matters under applicable rules. A broker or other agent cannot vote without instructions on non-routine matters, so there may be broker non-votes on Proposals One and Three.

Q: How can I vote my shares in person at the Annual Meeting?

A: If you hold shares in your name as the stockholder of record, you may vote those shares in person at the Annual Meeting. If you hold shares beneficially in street name, you may vote those shares in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or follow the voting instructions described below so that your vote will be counted if you later decide not to attend.

Q: How can I vote my shares without attending the Annual Meeting?

A: If you are a stockholder of record, you may instruct the proxy holders how to vote your shares in one of three ways:

●	by using the internet voting site listed on the proxy card and Notice,
●	by calling the toll-free telephone number listed on the proxy card and Notice, or
●

by requesting a proxy card from Autodesk by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com, and completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided.

Proxy cards submitted by mail must be received by the time the Annual Meeting begins in order for the related shares to be voted. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Specific instructions for using the telephone and internet voting systems are on the proxy card and Notice. The telephone and internet voting systems for stockholders of record will be available until 11:59 p.m. (Eastern Time) on June 11, 2018.

2018 Proxy Statement 10

If you are a beneficial owner, you will receive instructions from your broker or other agent that you must follow in order to have your shares voted. These instructions will indicate if internet and telephone voting are available, and if so, how to access and use those methods.

Q: What is the voting requirement to approve these proposals?

A: Proposal One—A majority of the votes duly cast is required for the election of each director. If the number of shares voted “for” a director nominee exceeds the number of votes cast “against,” the nominee will be elected as a director of Autodesk to serve until the next annual meeting or until his or her successor has been duly elected and qualified. For additional information on how our majority voting policy works, see the section captioned “Corporate Governance” below.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

Proposal Two—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Proposal Three—The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote are required to approve, on an advisory basis, the compensation of our named executive officers.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and are not included in the tabulation of the voting results on this proposal.

Q: What happens if I do not cast a vote?

A: Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners—If you hold your shares in street name and you do not cast your vote, your broker, trustee or nominee can use its discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two). However, you must cast your vote if you want it to count in the election of directors (Proposal One) or the non-binding approval of compensation for our named executive officers (Proposal Three). Your broker may not vote your uninstructed shares with respect to Proposals One and Three.

Q: How does the Board recommend that I vote?

A: The Board unanimously recommends that you vote your shares “FOR” the election of each of the eight nominees listed in Proposal One, “FOR” the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2019, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

2018 Proxy Statement 11

Q: If I sign a proxy, how will it be voted?

A: All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting and not revoked before the polls are closed will be voted in accordance with the instructions on those proxy cards. If there are no instructions on an otherwise properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q: What happens if additional matters are presented at the Annual Meeting?

A: If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (for the purpose of soliciting additional proxies or otherwise), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q: Can I change or revoke my vote?

A: If you are a stockholder of record, there are three ways you can change your vote.

(1)

Before your shares are voted at the Annual Meeting, you can file with Autodesk’s Chief Legal Officer a written notice of revocation or a duly executed proxy card, in either case dated later than the proxy card you wish to change.

(2)	You can attend the Annual Meeting and vote in person. Simply attending the Annual Meeting without actually voting will not revoke a proxy.
(3)	If you voted online or by telephone, you may change that vote by voting again, either by making a timely and valid internet or telephone vote or by voting in person at the Annual Meeting.

Any written notice of revocation or subsequent proxy card should be hand-delivered to Autodesk’s Chief Legal Officer or sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer, and must be received by the Chief Legal Officer before the vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, there are two ways you can change your vote. You can submit new voting instructions to your broker or other agent. Alternatively, if you have obtained a legal proxy from the broker or other agent that holds your shares giving you the right to vote those shares, you can attend the Annual Meeting and vote in person.

Q: Who will bear the costs of soliciting votes for the Annual Meeting?

A: Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and other employees of Autodesk also may solicit proxies in person or by other means of communication. These individuals may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation, but will not receive any additional compensation. Autodesk has engaged the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to help us solicit proxies from stockholders, including certain brokers, trustees, nominees and other institutional owners, for a fee of approximately $9,000 plus costs and expenses.

2018 Proxy Statement 12

Q: Where can I find the voting results of the Annual Meeting?

A: We intend to announce preliminary voting results at the Annual Meeting and expect to provide final results in a Current Report on Form 8-K within four business days of the Annual Meeting.

2018 Annual Meeting

Q: Why am I receiving these proxy materials?

A: The Board of Directors (“Board”) of Autodesk, Inc. (“Autodesk,” “we” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2018 Annual Meeting of Stockholders, to be held on Tuesday, June 12, 2018, at 3:00 p.m., Pacific Time, and at any adjournment, postponement or other delay thereof (the “Annual Meeting”) for the purpose of considering and acting upon the matters set forth in this Proxy Statement. We are providing these materials to all of our stockholders through a Notice of Internet Availability of Proxy Materials (the “Notice”) unless a stockholder has specifically requested a full set paper copy of this Proxy Statement and our fiscal 2018 Annual Report.

Q: Where is the Annual Meeting?

A: The Annual Meeting will be held at Autodesk’s San Francisco office, located at The Landmark, One Market Street, 2nd Floor, San Francisco, California 94105. The telephone number at that location is (415) 356-0700. Maps and directions to the Annual Meeting are available at www.autodesk.com under “Contact Us.”

Q: What proposals will be voted on at the Annual Meeting?

A: At the Annual Meeting, stockholders will be asked to vote:

(1)	To elect the eight directors named in this Proxy Statement to serve for the coming year and until their successors are duly elected and qualified;
(2)	To ratify the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2019; and
(3)	To approve, on an advisory basis, the compensation of our named executive officers.

Q: Can I attend the Annual Meeting?

A: Yes, you can attend the Annual Meeting in person if you are a stockholder of record or a beneficial owner as of the Record Date. Please notify David Gennarelli, Autodesk's Senior Director of Investor Relations, by telephone at (415) 507-6705 or by email at investor.relations@autodesk.com if you plan to attend the Annual Meeting. You will need proof of identity to enter the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you also will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. The Annual Meeting will begin promptly at 3:00 p.m., Pacific Time. Please leave ample time for parking and to check in.

2018 Proxy Statement 13

Q: Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set paper copy of this Proxy Statement and fiscal 2018 Annual Report?

A: We are once again relying on a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the internet rather than in paper form. This rule allows us to send all of our stockholders a Notice that explains how to access the proxy materials over the internet or how to request a paper copy of proxy materials. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice. Proxy materials for our 2019 and future annual meetings of stockholders will be delivered to you by a Notice rather than in paper form unless you specifically request to receive printed proxy materials.

Q: Why did I receive a full set paper copy of this Proxy Statement in the mail and not a Notice Regarding the Internet Availability of Proxy Materials?

A: Stockholders who previously requested full paper copies of the proxy materials are receiving paper copies again this year. If you would like to reduce the costs we incur in printing and mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided at www.autodesk.com under “Investor Relations” or on your proxy card or voting instruction form.

Stockholder Proposals and Director Nominations at Future Meetings

Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A: Stockholders may present proper proposals for inclusion in Autodesk's proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Autodesk's Chief Legal Officer in a timely manner. In order to be included in the proxy statement for the 2019 Annual Meeting of Stockholders, proposals must be received by Autodesk's Chief Legal Officer no later than January 1, 2019, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”).

In addition, Autodesk's Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board, or by any stockholder entitled to vote who has delivered written notice to Autodesk's Chief Legal Officer during the Notice Period (as defined below). Any such notice must contain specified information concerning the nominee(s) and the stockholder proposing such nomination(s). A stockholder who wishes to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director should read the procedures discussed in the section titled “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” below.

2018 Proxy Statement 14

Autodesk's Bylaws also provide that the only business that may be conducted at an annual meeting is business that is brought (1) pursuant to the notice of meeting (or any supplement thereto), (2) by or at the direction of the Board, or (3) by a stockholder who has delivered written notice setting forth all information required by Autodesk's Bylaws to Autodesk's Chief Legal Officer during the Notice Period (as defined below).

For the purposes described above, the “Notice Period” begins 75 days before the one-year anniversary of the date on which Autodesk first mailed its proxy materials for the previous year's annual meeting of stockholders, and lasts for 30 days. As a result, the Notice Period for the 2019 Annual Meeting of Stockholders will be from February 15, 2019 to March 17, 2019.

If a stockholder who has notified Autodesk of an intention to present a proposal at an annual meeting does not appear to present that proposal, Autodesk need not present the proposal for vote at such meeting.

Q: How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A: You can obtain a copy of the full text of the bylaw provisions discussed above by writing to the Chief Legal Officer of Autodesk or from www.autodesk.com under “Investor Relations-Corporate Governance.” All notices of proposals by stockholders should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer.

Additional Information About the Proxy Materials

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one Proxy Statement, proxy card, voting instruction card or Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each account. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q: How may I obtain a separate Notice or a separate set of proxy materials and Fiscal 2018 Annual Report?

A: If you share an address with another stockholder, it is possible you will not each receive a separate Notice or a separate copy of the proxy materials and fiscal 2018 Annual Report. If you wish, you may request individual documents by calling (415) 507-6705 or by sending an email to investor.relations@autodesk.com. Stockholders who share an address and receive multiple Notices or multiple copies of our proxy materials and fiscal 2018 Annual Report can request to receive a single copy in the same manner.

2018 Proxy Statement 15

Q: What is the mailing address for Autodesk’s principal executive offices?

A: Autodesk’s principal executive offices are located at 111 McInnis Parkway, San Rafael, California 94903. Any written requests for additional information, additional copies of the proxy materials and fiscal 2018 Annual Report, notices of stockholder proposals, recommendations for candidates to the Board, communications to the Board, or any other communications should be sent to this address.

Our internet address is www.autodesk.com. The information posted on our website is not incorporated into this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 12, 2018.

The Proxy Statement and Annual Report to Stockholders are available at:

https://materials.proxyvote.com/052769

2018 Proxy Statement 16

PROPOSAL ONE - ELECTION OF DIRECTORS

Nominees

Autodesk's Bylaws currently set the number of directors at eleven. Carl Bass, Thomas Georgens and Richard Hill are not standing for reelection at the Annual Meeting. The Board thanks each of them for their distinguished service to Autodesk.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated eight individuals to be elected at the Annual Meeting. All of the nominees are presently directors of Autodesk and have consented to being named in this Proxy Statement and to serving as directors if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. Your proxy cannot be voted for more than eight director candidates.

February 2017 Settlement Agreement

Jeff Clarke and Scott Ferguson each resigned from the Board, effective June 19, 2017, in accordance with the settlement agreement, dated February 6, 2017, by and among Autodesk, Sachem Head Capital Management LP, Uncas GP LLC, and Sachem Head GP LLC. On June 18, 2017, the Board appointed Andrew Anagnost as President and Chief Executive Officer of the Company (“CEO”), effective June 19, 2017. The Board also appointed Dr. Anagnost to the Board to fill the vacancy created by the resignation of Mr. Clarke, effective June 19, 2017. On July 19, 2017, the Board appointed Reid French to the Board to fill the vacancy created by the resignation of Mr. Ferguson. Pursuant to the terms of the 2017 Sachem Settlement Agreement, Mr. Ferguson consented to the appointment of Mr. French to the Board.

Among others, the following material terms are included in and effective pursuant to the 2017 Sachem Settlement Agreement:

●	The size of the Board shall not exceed 11 directors prior to the conclusion of the 2018 Annual Meeting.
●	Under the 2017 Sachem Settlement Agreement, Sachem Head has agreed to observe voting and standstill provisions during the period beginning on the date of the 2017 Sachem Settlement Agreement to the date that is the earlier to occur of (i) the date of the 2018 Annual Meeting and (ii) June 30, 2018 (the “Standstill Period”). The standstill provisions provide, among other things, that Sachem Head and its affiliates will not directly or indirectly:
●	engage in any “solicitation” or become a “participant” as such terms are used in the proxy rules of the SEC other than at the Board’s director or consistent with the Board’s recommendation in connection with such matter, or publicly disclose how it intends to vote or act, except in certain limited circumstances;
●	form or join in any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, with respect to any of Autodesk’s voting securities;
●	individually beneficially own more than 7% of Autodesk’s voting securities;
●	effect or seek to effect certain extraordinary transactions or material changes with Autodesk;
●	enter into a voting trust or subject any of Autodesk’s voting securities to any voting trust;

2018 Proxy Statement 17

●	institute any litigation against Autodesk, its directors or its officers, make any “books and records” demands against Autodesk or make application or demand to a court or other person for an inspection, investigation or examination of Autodesk or its subsidiaries or affiliates, except in certain limited circumstances;

●	(i) enter into or maintain any economic or compensatory arrangements with Mr. Hill that depend, directly or indirectly, on the performance of Autodesk or its stock price, or (ii) enter into or maintain any economic or compensatory arrangements with any other director or nominees for director of Autodesk;

●	other than sale transactions in which the identity of the purchaser is not known, sell or agree to sell directly or indirectly, in excess of 1% of the outstanding shares of Autodesk’s Common Stock or any derivatives relating to its Common Stock to any third party that has filed a Schedule 13D with respect to Autodesk or run (or publicly announced an intention to run) a proxy contest or consent solicitation with respect to another company in the past three years (to the extent known after reasonably inquiry that such third party has or will have, beneficial ownership of more than 5% of Autodesk’s Common Stock); or

●	alone or in concert with others, make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, Autodesk, its management, policies or affairs, any of its securities or assets or the 2017 Sachem Settlement Agreement that is inconsistent with the provisions of the 2017 Sachem Settlement Agreement.

●	During the Standstill Period, Autodesk and Sachem Head shall each refrain from making, or causing to be made, any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, Autodesk and Sachem Head, as applicable, or any of their respective officers or directors or any affiliates or subsidiaries, advisors, employees, as applicable.

●	During the Standstill Period, Sachem Head has agreed, at any meeting of Autodesk's stockholders (or in connection with any action by written consent) in which (or through which) action will be taken with respect to the election or removal of directors, to cause the shares of Common Stock over which they have the right to vote or direct the voting to be present for quorum purposes and voted (or consent to be given (if applicable)) (A) in favor of all nominees recommended by the Board, (B) against any nominees for director not recommended by the Board and (C) against any proposals to remove any director.

The foregoing is not a complete description of the terms of the agreements. For a further description of those terms, see our Current Report on Form 8-K that we filed with the SEC on February 7, 2017.

2018 Proxy Statement 18

Summary of Director Nominee Experience, Qualifications, Attributes and Skills

We believe that our director nominees are highly qualified and well suited to continue providing effective oversight of our rapidly evolving business. Our director nominees provide our Board with a balance of critical relevant skills and an effective mix of experience, knowledge and diverse viewpoints, as summarized below.

Technology Industry Experience	8/8 directors
Nominees with experience in the software and technology industries help us to analyze our research and development efforts, competing technologies, the various products and processes that we develop and the industries in which we compete.

Senior Leadership Experience	8/8 directors
Nominees who have served in senior leadership positions enhance the Board’s ability to identify and develop those qualities in management. They also bring a practical understanding of organizations, processes, strategy, risk management and methods to drive change and growth.

Outside Public Company Board Service	6/8 directors
Nominees who have served on other public company boards offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board with senior management and oversight of a changing mix of strategic, operational and compliance-related matters.

Financial Experience	8/8 directors
Nominees who have knowledge of financial markets, financing operations and accounting and financial reporting processes assist us in understanding, advising and overseeing our capital structure, financing and investing activities and our financial reporting and internal controls.

International Experience	8/8 directors
As a global organization with offices in 124 locations in the United States and internationally, nominees with global expertise bring useful business and cultural perspectives that relate to many significant aspects of our business.

As reflected in the charts below, we have an experienced and balanced slate of Board nominees.

Tenure	Diversity	Age Distribution

See “Information and Qualifications” below for more detail regarding each director nominee’s qualifications and relevant experience.

2018 Proxy Statement 19

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.

Information and Qualifications

The name, age as of March 31, 2018, certain biographical information about each nominee and the nominees' unique qualifications to serve on the Board are set forth below. There are no family relationships among any of our directors or executive officers.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board, including procedures for nominations of directors.

Andrew Anagnost Director Age: 53 Director since 2017

Dr. Anagnost joined Autodesk in September 1997 and has served as President and Chief Executive Officer since June 2017. Dr. Anagnost served as Co-CEO from February 2017 to June 2017, Chief Marketing Officer from December 2016 to June 2017 and as the Company’s Senior Vice President, Business Strategy & Marketing, from March 2012 to June 2017. From December 2009 to March 2012, Dr. Anagnost was Vice President, Product Suites and Web Services of the Company. Prior to this position, Dr. Anagnost served as Vice President of CAD/CAE products for the manufacturing division of the Company from March 2007 to December 2009. Previously, Dr. Anagnost held other senior management positions at the Company. Prior to joining the Company, Dr. Anagnost held various engineering, sales, marketing and product management positions at Lockheed Aeronautical Systems Company and EXA Corporation. He also served as an NRC post-doctoral fellow at NASA Ames Research Center. Dr. Anagnost holds a bachelor of science degree in Mechanical Engineering from the California State University, and holds both a MS in Engineering Science and a PhD in Aeronautical Engineering and Computer Science from Stanford University.

Dr. Anagnost brings to the Board extensive experience in the technology industry and has spent nearly two decades in management roles within Autodesk. As our President and Chief Executive Officer, Dr. Anagnost possesses a deep knowledge and understanding of Autodesk's business, operations, and employees; the opportunities and risks we face; and management's strategy and plans for accomplishing Autodesk's goals.

Pursuant to Dr. Anagnost’s employment agreement, Autodesk has agreed to nominate Dr. Anagnost to serve as a member of the Board for as long as he is employed by Autodesk.

2018 Proxy Statement 20

Crawford W. Beveridge
Non-Executive Chairman of the Board of Directors, Autodesk, Inc. Age: 72 Director since 1993

Mr. Beveridge is the non-executive Chairman of the Board of Directors. From April 2006 until January 2010, Mr. Beveridge served as Executive Vice President and Chairman EMEA, APAC and the Americas of Sun Microsystems, Inc. From March 1985 to December 1990 and from March 2000 to April 2006, Mr. Beveridge held other positions at Sun Microsystems, including Executive Vice President and Chief Human Resources Officer. From January 1991 to March 2000, Mr. Beveridge served as the Chief Executive Officer of Scottish Enterprise. Before joining Sun Microsystems in 1985, he held HR management positions in the United States and Europe with Hewlett-Packard, Digital Equipment Corporation and Analog Devices Inc. Mr. Beveridge served as a non-executive board member of iomart Group plc from September 2011 to December 2017.

Mr. Beveridge is independent and his three decades of experience in the high technology industry provide him with a deep understanding of Autodesk's technology and business. His management positions with Sun Microsystems have also provided him with critical insight into the operational requirements of a global company and the management and consensus-building skills required to lead our Board as non-executive Chairman and to serve on our Corporate Governance and Nominating Committee. Mr. Beveridge's extensive international experience, gained from his roles as Chief Executive of Europe's largest economic development agency and as a member of the Council of Economic Advisers for Scotland, provides a valuable perspective to our Board.

Karen Blasing Director Age: 61 Director since 2018

Ms. Blasing has over 25 years of executive operational and financial leadership experience in the technology industry. Ms. Blasing served as the chief financial officer of Guidewire Software, Inc. from 2009 to March 2015. Prior to Guidewire, Ms. Blasing served as the chief financial officer for Force 10 Networks and the Senior Vice President of Finance for salesforce.com, inc. Ms. Blasing also served as chief financial officer for Nuance Communications, Inc. and Counterpane Internet Security, Inc., and held senior finance roles for Informix (now IBM Informix) and Oracle Corporation. Ms. Blasing has served on the boards of directors of Ellie Mae, Inc. since June 2015 and Zscaler, Inc. since January 2017.

Ms. Blasing is independent and has over 25 years of executive operational and financial experience in the technology industry. Ms. Blasing experience at Guidewire Software, Force 10 Networks, salesforce.com and Nuance Communications provides her with a strong understanding of Autodesk's business and international operational challenges. Her experience as a chief financial officer provides her with the financial acumen necessary to serve on our Audit Committee.

2018 Proxy Statement 21

Reid French
Director Age: 46 Director since 2017

Mr. French has served as Chief Executive Officer of Applied Systems, Inc., a software solutions and services provider in the insurance industry, since September 2011. Previously, Mr. French was Chief Operating Officer at Intergraph Corporation, a global geospatial and computer-aided design software company, from April 2005 until October 2010 when Intergraph was acquired by Hexagon AB. From October 2003 to April 2005, Mr. French was Executive Vice President of Strategic Planning and Corporate Development at Intergraph. Prior to joining Intergraph, Mr. French served as Chief Operating Officer, North America for Solution 6 Group, Ltd., Australia's largest software company, directing all regional operations including sales & marketing, product development, services and support. Prior to Solution 6, Mr. French served as a strategic planner in the Business Planning & Development group for Walt Disney World, a business unit of The Walt Disney Company. Prior to Disney, Mr. French worked in investment banking with The Robinson-Humphrey Company, managing various transactions within the technology sector. He sits on the board of directors for Applied and The Lovett School in Atlanta.

Mr. French is independent and his executive operational and strategic leadership experience in the technology industry provide him with a deep understanding of Autodesk's technology and business. Mr. French’s years of service as an executive officer and his service on the board of directors of Applied provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

Mary T. McDowell
Director Age: 53 Director since 2010

Ms. McDowell has served as the Chief Executive Officer and member of the board of directors at Polycom, Inc. since September 2016. Prior to Polycom, Ms. McDowell was an Executive Partner at Siris Capital, LLC. She served as Executive Vice President in charge of Nokia’s Mobile Phone unit from July 2010 to July 2012 and as Executive Vice President and Chief Development Officer of Nokia Corporation from January 2008 to July 2010. Previously, Ms. McDowell served as Executive Vice President and General Manager of Enterprise Solutions of Nokia from January 2004 to December 2007. Prior to joining Nokia in 2004, Ms. McDowell spent 17 years in various executive, managerial and other positions at Compaq Computer Corporation and Hewlett-Packard Company, including serving as Senior Vice President, Industry-Standard Servers of Hewlett-Packard. Ms. McDowell has served as a director of UBM plc since August 2014. Ms. McDowell previously served as a director of Bazaarvoice, Inc. from December 2014 to October 2016 and NAVTEQ Corporation, a subsidiary of Nokia, from July 2008 until July 2010.

Ms. McDowell is independent and brings to our Board extensive management experience in the technology industry. Her two and a half decades of experience working for global technology companies focused on innovation and collaboration provide her with a firm understanding of Autodesk's core mission, business and technology. Her years of service as an executive officer at Polycom, Nokia and other technology companies, including Compaq Computer and Hewlett-Packard, provide her with the executive compensation knowledge necessary to serve as Chair of our Compensation and Human Resources Committee.

2018 Proxy Statement 22

Lorrie M. Norrington
Director Age: 58 Director since 2011

Ms. Norrington has over 35 years of operating experience in technology, software, and internet businesses. Ms. Norrington currently serves as an adviser and in an Operating Partner capacity for Lead Edge Capital. Lead Edge is a growth equity firm that partners with world-class entrepreneurs and exceptional technology businesses. Ms. Norrington served as President of eBay Marketplaces from July 2008 to September 2010. Previously, she served in a number of senior management roles at eBay from July 2006 until June 2008. Prior to joining eBay, Ms. Norrington served from June 2005 to July 2006 as President and CEO of Shopping.com, Inc., an online shopping comparison site. Prior to joining Shopping.com, Ms. Norrington served from August 2001 to January 2005, initially as Executive Vice President of small business, and later in the office of the CEO, at Intuit Inc., a business and financial management software company. Prior to joining Intuit, Ms. Norrington served in a variety of executive positions at General Electric Corporation over a twenty-year period, working in a broad range of industries and businesses. Ms. Norrington has served on the boards of directors of Colgate-Palmolive since September 2015 and HubSpot since September 2013. Previously, she served on the boards of directors of DIRECTV from February 2011 until it was acquired by AT&T in July 2015; Lucasfilm, from June 2011 until it was acquired by Disney in December 2012; McAfee, Inc. from December 2009 until it was acquired by Intel in February 2011; and Shopping.com from November 2004 until it was acquired by eBay in August 2005.

Ms. Norrington is independent and has extensive experience in online commerce SaaS, and valuable management experience in technology and manufacturing industries. Her three decades of building businesses, and adapting to and capitalizing on rapid technological advancement provide Ms. Norrington with a unique perspective. As Autodesk evolves its business model to better serve customer needs and demands, her experience as a chief executive officer provides her with the financial acumen necessary to serve on our Audit Committee. Also, she is an accredited fellow of the National Association of Corporate Directors and brings significant governance knowledge to the Board.

Betsy Rafael
Director Age: 56 Director since 2013

Ms. Rafael has over 30 years of executive financial experience in the technology industry. Ms. Rafael served as Principal Accounting Officer of Apple Inc. from January 2008 to October 2012, and as its Vice President and Corporate Controller from August 2007 until October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, Inc., and held the position of Vice President, Corporate Finance of Cisco Systems from September 2006 to August 2007. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics International Corp. (“SGI”), culminating her career at SGI as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems, Inc. and Apple Computers. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael has served on the board of directors of Echelon Corporation since November 2005, GoDaddy Inc. since May 2014 and Shutterfly since June 2016. Ms. Rafael previously served on the board of directors of PalmSource, Inc.

2018 Proxy Statement 23

Ms. Rafael is independent and has over 30 years of executive financial experience in the technology industry. Ms. Rafael’s experience at Apple and Cisco, including her finance and executive roles, provides her with a strong understanding of Autodesk's industry, business and international operational challenges. Her experience as a principal accounting officer provides her with the financial acumen necessary to serve as the Chair of our Audit Committee.

Stacy J. Smith
Director Age: 55 Director since 2011

Mr. Smith served as Group President of Sales, Manufacturing and Operations at Intel Corporation from February 2017 to January 2018. He served as the Executive Vice President, Manufacturing, Operations and Sales of Intel Corporation from October 2016 to February 2017. From November 2012 to October 2016, he served as Executive Vice President, Chief Financial Officer. Previously, Mr. Smith served as Senior Vice President, Chief Financial Officer from January 2010 to November 2012; Vice President, Chief Financial Officer from 2007 to 2010; and Vice President, Assistant Chief Financial Officer from 2006 to 2007. From 2004 to 2006, Mr. Smith served as Vice President, Finance and Enterprise Services and Chief Information Officer. Mr. Smith joined Intel in 1988. Mr. Smith previously served on the boards of directors of Virgin America from February 2014 until it was acquired by Alaska Air Group in December 2016 and of Gevo, Inc. from June 2010 to June 2014.

Mr. Smith is independent and brings over two decades of experience in the technology industry. Mr. Smith's experience at Intel, including his finance and executive roles, and his time spent overseas, provide him with a strong understanding of Autodesk's industry, business and international operational challenges. Mr. Smith's years of service as an executive officer at Intel provide him with the corporate governance knowledge necessary to serve on our Compensation and Human Resources Committee.

2018 Proxy Statement 24

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2019, and recommends that the stockholders vote to ratify that appointment. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of Autodesk and its stockholders.

Ernst & Young LLP has been retained as our independent registered public accounting firm continuously since the fiscal year ended January 31, 1983.

We expect a representative of Ernst & Young LLP to be present at the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Autodesk by Ernst & Young LLP and its affiliates for the fiscal years ended January 31, 2018 and 2017.

	Fiscal 2018	Fiscal 2017
	(in millions)
Audit Fees (1)	$5.0	$4.7
Audit-Related Fees (2)	0.4	0.3
Tax Fees (3)	0.4	0.7
All Other Fees (4)	—	0.1
Total	$5.8	$5.8
____________________

(1)

Audit Fees consisted of fees billed for professional services rendered for the integrated audit of Autodesk's annual financial statements and management's report on internal controls included in Autodesk's Annual Reports on Form 10-K, for the review of the financial statements included in Autodesk's Quarterly Reports on Form 10-Q, and for other services, including statutory audits and services rendered in connection with SEC filings.

(2)

Audit-Related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees arising from accounting-related consulting services.

(3)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.
(4)	Other fees consisted of fees for license compliance consultation services.

2018 Proxy Statement 25

Pre-Approval of Audit and Non-Audit Services

Generally, all audit and non-audit services provided by Ernst & Young LLP and its affiliates to Autodesk must be pre-approved by the Audit Committee. The Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP and its affiliates during the year. The Audit Committee is also responsible for the audit fee negotiations associated with Autodesk's retention of Ernst & Young LLP. Periodically, the Audit Committee receives an update of all pre-approved audit and non-audit services conducted, and information regarding any new audit and non-audit services to be provided by Ernst & Young LLP and its affiliates. The Audit Committee reviews the update and approves the proposed services if they are deemed acceptable.

To ensure prompt handling of unexpected matters, the Chair of the Audit Committee has authority to amend or modify the list of approved audit and non-audit services and fees so long as such additional or amended services do not affect Ernst & Young LLP's independence under applicable SEC rules. The Chair reports any such action taken at subsequent Audit Committee meetings.

Rotation

The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of the lead audit partner responsible for our audit, and reviews and considers the selection of the lead audit partner.

At this time, the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of Autodesk and its stockholders.

2018 Proxy Statement 26

PROPOSAL THREE - NON-BINDING VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in the section titled “Compensation Discussion and Analysis” (or “CD&A”) below and the accompanying compensation tables and narrative discussion in this Proxy Statement (a “Say-on-Pay” vote). Stockholders are encouraged to read that information in its entirety to obtain a complete understanding of Autodesk's executive compensation program philosophy, design and linkage to stockholder interests.

Autodesk has designed its compensation programs to reward executives for producing strong results that are aligned with the interests of stockholders. We emphasize variable “long-term” and “at risk” compensation dependent upon prospective financial, strategic and stock price performance and a retrospective assessment of Autodesk's success to determine pay opportunities. In fiscal 2018, 92% of our current CEO's and 84% of all other continuing NEOs’ total compensation was variable in nature and “at risk” and 86% of our current CEO’s and 73% of all other continuing NEOs’ total compensation consisted of long-term equity.

Fiscal 2018 Business Model Transition and Performance Metrics

The software industry is undergoing a transition from the PC to cloud, mobile and social computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. As part of the transition, we discontinued selling new perpetual licenses and now offer term-based subscriptions for our products, cloud service offerings, and flexible enterprise business agreements (collectively referred to as "subscription plan").

Over time, Autodesk’s business model transition will result in a more predictable, recurring and profitable business. However, during the transition, traditional financial metrics such as revenue, margins, EPS and cash flow from operations have been adversely impacted. This is primarily a result of revenue for new subscription offerings being recognized over time rather than up front and subscription offerings generally have a lower initial price than perpetual offerings. Despite the lower initial price, our subscription plan offerings are expected to increase the lifetime value of Autodesk’s customers.

Following Dr. Anagnost’s appointment to CEO, and in consultation with the Board, he established three strategic priorities of completing the subscription transition, digitizing the Company, and re-imagining manufacturing, construction, and production. To free up resources to pursue these strategic priorities, we commenced a world-wide restructuring plan in the fourth quarter of fiscal 2018. Through the restructuring, we seek to reduce our investments in areas not aligned with our strategic priorities. At the same time, we plan to further invest primarily in strategic priority areas related to digital infrastructure, customer success, and construction. By re-balancing resources to better align with our strategic priorities, we are better positioning ourselves to meet our long-term goals, while maintaining our goal to keep non-GAAP spend flat in fiscal 2019.

To incent long-term value creation and strong financial performance during the transition, we adopted performance metrics for our bonus and equity plans that align with the key drivers of success during the business model transition and reflect the health of the business during the transition. The following performance metrics were used for our CEO during fiscal 2018:

Performance Metrics

●	Total Annualized Recurring Revenue ("ARR")
●	Net Total Subscription Additions
●	Non-GAAP Total Spend
●	Total Subscription Renewal rate
●	Relative TSR (multi-year)
●	Free Cash Flow Per Share

2018 Proxy Statement 27

Our executive officers’ continued successful implementation of our business model drove the following fiscal 2018 results:

●	Total ARR was $2.05 billion, an increase of 25% from fiscal 2017; of which subscription plan ARR was $1.18 billion.
●	Total subscriptions were 3.72 million, an increase of 20% from fiscal 2017; of which subscription plan subscriptions were 2.27 million.
●	Subscription plan ARR and subscriptions base surpassed the base of maintenance plan ARR and subscriptions.
●	Deferred revenue was $1.96 billion, an increase of 9% from fiscal 2017.
●	Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.28 billion, an increase of approximately 25% from fiscal 2017.
●	Total GAAP spend (cost of revenue plus operating expenses) was $2,566 million, an increase of 1% from fiscal 2017.
●	Total non-GAAP spend was $2,169 million, an increase of 1% from fiscal 2017. A reconciliation of GAAP to non-GAAP results is provided in Appendix A.
●	Total subscription renewal rate was 80.9%.
●	During fiscal 2018 our stock price increased by 42% and over five years our stock price increased by 197%.

The Compensation and Human Resources Committee (the “Committee”) considered those performance factors in reaching its decisions regarding pay for the NEOs for fiscal 2018.

Stockholder Engagement and Actions Taken

Autodesk and the Committee value the input of our stockholders. In fiscal 2018, 95% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation programs. In fiscal 2018, the Chairman of our Board, alongside key management team members, continued our annual outreach and contacted stockholders representing over 63% of the outstanding shares. Our engagement team met with governance professionals from passive funds as well as portfolio managers from active funds. The breadth of the Company’s outreach program enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. Based on these discussions, the Committee found that our stockholders continued to be supportive of our executive transition, our executive compensation programs and the alignment between our CEO pay and Autodesk’s performance, particularly in light of our stage in the business model transition. In addition, our stockholders provided us helpful input regarding compensation design and disclosure. The Committee carefully considered stockholder feedback as part of its ongoing review of our executive compensation program and will continue to consider stockholder feedback regarding compensation design and metrics as we emerge from our business model transition. As described below in “Fiscal 2019 Executive Incentive Plan,” the Committee approved annual incentive metrics for fiscal 2019 that differ from those used for PSU awards, largely in response to input from our stockholders.

Compensation Guiding Principles

The executive compensation program is designed to attract, motivate, and retain talented executives and provide a rigorous framework that is tied to stockholder returns, Company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

2018 Proxy Statement 28

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	Autodesk's TSR relative to the companies included in the S&P Computer Software Select Index and companies in the North American Technology Software Index;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance;
●	Internal pay parity considerations, and
●	Retention considerations.

Executive compensation is variable and balanced between short- and long-term performance, all of which is tied to Autodesk's absolute and relative financial and stock price performance.

Current CEO	Other Continuing NEOs

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2018, 92% of our current CEO's and 84% of all other continuing NEOs’ total compensation was variable in nature and “at risk” and 86% of our current CEO’s and 73% of all other continuing NEOs’ total compensation consisted of long-term equity. Our incentive programs reward strong annual financial and operational performance, as well as relative TSR over one-, two-, and three-year performance periods.

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Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table below and summarized in the CD&A.

Yes		No
✓	Robust stockholder outreach program	⦸	No hedging
✓	Large percentage of NEO total pay tied to achievement of critical financial and stockholder value creation	⦸	Prohibition on option re-pricing
✓	Representative peer group	⦸	No executive benefits and limited perquisites
✓	Significant stock ownership requirements
✓	Clawback policy
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

Vote Recommendation

When casting the 2018 Say-on-Pay vote, we encourage our stockholders to consider our fiscal 2018 stockholder outreach and the collective changes we have made to the executive compensation program in recent years to more closely align the total direct compensation opportunity of the named executive officers with Autodesk's objectives of driving meaningful annual financial growth and maximizing long-term value. Accordingly, we ask our stockholders to vote “FOR” the advisory, non-binding Say-on-Pay proposal at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) PROPOSAL APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

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CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. Over the years, we have devoted substantial attention to the subject of corporate governance and have developed Corporate Governance Guidelines (the “Guidelines”). The Guidelines set forth the principles that guide our Board's exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers, and set corporate strategy. On a regular basis, the Board reviews our governance practices, corporate governance developments and stockholder feedback to ensure continued effectiveness.

The Board first adopted the Guidelines in December 1995 and has refined them periodically since.

●	In March 2007, the Board amended the Guidelines to provide for majority voting in director elections, except for contested elections. The 2007 amendments also required each director to submit a resignation that will take effect if such director fails to receive a majority vote in any subsequent election and the Board accepts the resignation.

●	In March 2009, the Board amended the Guidelines to provide for a non-executive Chairman of the Board.
●	In March 2010, the Board amended the Guidelines to, among other things, clearly outline the Board's responsibility for overseeing Autodesk's risk management.
●	In December 2011, the Board amended the Guidelines to, among other things, address changes in a director's occupation.
●	In December 2016, the Board amended the Guidelines to enhance related party transaction processes, align restrictions relating to multiple directorships, and expand on compliance.

The Guidelines are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer, all senior vice presidents, and all individuals reporting to our principal financial officer, to ensure that our business is conducted in a consistently legal and ethical manner. Our current Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “Investor Relations-Corporate Governance.” We will post on this section of our website any amendment to our Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of these Codes that are required to be disclosed by the rules of the SEC or The NASDAQ Global Select Market (“NASDAQ”).

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Stock Ownership Guidelines

The Board believes directors and executive officers should have a meaningful financial stake in Autodesk in order to further align their interests with Autodesk’s stockholders. To that end, the Board has adopted mandatory ownership guidelines for the directors and executive officers. These mandatory ownership guidelines require all executive officers and directors to hold shares of Autodesk’s Common Stock equivalent in value to a multiple of his or her base salary or cash retainer. The current stock ownership guidelines are as follows:

		Executive Vice	Senior
	CEO	President	Vice President	Director
Multiple of Base Salary/Cash Retainer	6.0 times	3.0 times	3.0 times	5.0 times

The Board reviews progress against these guidelines and requirements annually and updates them as appropriate. See the section titled “Executive Compensation—Compensation Discussion and Analysis” below for additional information regarding Autodesk's stock ownership guidelines.

Independence of the Board

As required by applicable NASDAQ listing standards, a majority of the members of our Board qualify as “independent.” The Board has determined that, with the exception of Andrew Anagnost, our President and CEO, and Carl Bass, our former President and CEO, all of its members are “independent directors” as that term is defined by applicable NASDAQ listing standards. That definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. The Board also previously determined that Jeff Clarke and Scott Ferguson, who served on the Board during fiscal 2018, were independent under applicable SEC rules and NASDAQ listing standards for membership on the Board and on all committees of the Board on which they served prior to their respective resignations.

In addition, as further required by applicable NASDAQ listing standards, the Board has made a subjective determination as to each independent director that no relationships exist that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making its independence determinations, the Board considered that Ms. McDowell and Messrs. French, Smith and Clarke are or were executive officers at entities that have arms-length, ordinary course commercial relationships with Autodesk and that amounts paid or received by those entities for products or services in fiscal 2018 were not material. The Board determined that the foregoing relationships would not interfere with the exercise of independent judgment by Ms. McDowell and Messrs. French, Smith and Clarke in carrying out their responsibilities as directors.

The independent directors meet regularly in executive session, without executive officers present, as part of the quarterly meeting procedure. The Chairman presides at executive sessions, which are intended to facilitate open discussion among the independent directors.

Outside Board Memberships

We have a highly experienced and engaged Board of Directors. We value the diverse perspectives that our directors’ outside board memberships bring to our Boardroom. Directors who serve on other public company boards offer advice and insights with regard to the dynamics and operation of a Board of Directors, the relations of a board with senior management and oversight of a changing mix of strategic, operational and compliance-related matters.

2018 Proxy Statement 32

However, in order to ensure sufficient time and attention to meet the responsibilities of Board membership, our Corporate Governance Guidelines state that directors shall serve on no more than five boards of directors of publicly traded companies, including this Board, without consent of the Corporate Governance and Nominating Committee. Per our corporate governance guidelines, directors shall advise the Chairman of the Board or the Lead Independent Director, as applicable, and the Corporate Governance and Nominating Committee before accepting an invitation to serve on an additional for-profit corporate board of directors. The Corporate Governance and Nominating Committee reviews on an annual basis, in the context of recommending a slate of directors for stockholder approval, the composition of the Board, including matters such as other board commitments.

Board Meetings and Board Committees

The Board held a total of ten meetings (including regularly scheduled and special meetings) during fiscal 2018. Each director then serving attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member during fiscal 2018. The Board currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee. Each committee has adopted a written charter approved by the Board. All three charters are available on Autodesk's website at www.autodesk.com under “Investor Relations-Corporate Governance.”

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Betsy Rafael (Chair), Karen Blasing, Thomas Georgens and Lorrie M. Norrington, each of whom is “independent” as such term is defined for audit committee members by applicable NASDAQ listing standards. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee held nine meetings during fiscal 2018.

See “Report of the Audit Committee of the Board of Directors” on page 85 for more information regarding the functions of the Audit Committee.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Mary T. McDowell (Chair), Reid French and Stacy J. Smith, each of whom qualifies as independent for compensation committee purposes under applicable NASDAQ listing standards, the requirements of Section 162(m) of the Code, and SEC Rule 16b-3.

The Compensation and Human Resources Committee reviews compensation and benefits for our executive officers and has authority to grant stock options, RSUs and PSUs to executive officers and non-executive employees under our stock plans. As non-employee directors, the members of the Compensation and Human Resources Committee are not eligible to participate in Autodesk’s discretionary employee stock programs. RSUs are granted automatically to non-employee directors under the non-discretionary 2012 Outside Directors' Stock Plan.

See the section titled “Executive Compensation-Compensation Discussion and Analysis” below for a description of Autodesk's processes and procedures for determining executive compensation. The Compensation and Human Resources Committee may form and delegate authority to subcommittees when appropriate.

The Compensation and Human Resources Committee held nine meetings during fiscal 2018.

The “Report of the Compensation Committee” is included in this Proxy Statement on page 59.

2018 Proxy Statement 33

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Thomas Georgens (Chair), Crawford W. Beveridge and Richard S. Hill. Each of Messrs. Georgens, Beveridge and Hill qualifies as an independent director under applicable NASDAQ listing standards.

The Corporate Governance and Nominating Committee is responsible for developing general criteria regarding the qualifications and selection of members of the Board, and for recommending candidates for election to the Board. The Corporate Governance and Nominating Committee also is responsible for developing overall governance guidelines, overseeing the performance of the Board, and reviewing and making recommendations regarding director composition and the mandates of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board submitted by Autodesk stockholders. For more information, see the section titled “Corporate Governance-Nominating Process for Recommending Candidates for Election to the Board” below.

The Corporate Governance and Nominating Committee held five meetings during fiscal 2018.

Board Leadership Structure

Our Corporate Governance Guidelines direct the Board to fill the Chairman of the Board and Chief Executive Officer positions after considering a number of factors, including the current size of our business, composition of the Board, current candidates for such positions, and our succession planning goals. Currently, we separate the positions of Chief Executive Officer and non-executive Chairman of the Board. Since March 2009, Mr. Beveridge, who previously served as our Lead Director, has served as our non-executive Chairman. Our Corporate Governance Guidelines also provide that, in the event the Chairman of the Board is not an independent director, the Board must elect a “Lead Independent Director.” The responsibilities of the Chairman of the Board or the Lead Independent Director include setting the agenda for each meeting of the Board, in consultation with the Chief Executive Officer; presiding at executive sessions; and facilitating communication with the Board, executive officers and stockholders.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing independent advice to, and oversight of, management. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for Autodesk at this time and demonstrates our commitment to good corporate governance.

In addition, as described above, our Board has three standing committees, consisting entirely of independent directors. The Board delegates substantial responsibility to these committees, which report their activities and actions back to the full Board. We believe having independent committees with independent chairpersons is an important aspect of the leadership structure of our Board.

Risk Oversight

Our Board, as a whole and through its committees, is responsible for the oversight of risk management. Our executive officers are responsible for the day-to-day management of the material risks Autodesk faces. In its oversight role, our Board must satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of the full Board in setting our business strategy at least annually is a key part of its oversight of risk management, its consideration of our executive officers' appetite for risk, and its determination of what constitutes an appropriate level of risk. The full Board receives updates from our executive officers and outside advisers regarding certain risks Autodesk faces, including litigation, cyber security, data privacy, corporate governance best practices and various operating risks.

2018 Proxy Statement 34

In addition, each Board committee oversees certain aspects of risk management. For example, our Audit Committee is responsible for overseeing the management of risks associated with Autodesk's financial reporting, accounting and auditing matters; our Compensation and Human Resources Committee oversees our executive officer succession planning and risks associated with our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, and director succession planning. Board committees report their findings to the full Board.

Senior executive officers attend all meetings of the Board and its standing committees and are available to address any questions or concerns raised by the Board regarding risk management and any other matters. Annually, the Board holds strategic planning sessions with senior executive officers to discuss strategies, key challenges, and risks and opportunities for Autodesk.

Sustainability

Autodesk’s long-standing commitment to sustainability is reflected in our products, services and operations. To help our customers imagine, design, and create a better world, we focus our efforts where we can have the greatest impact: providing sustainability-enabling solutions, delivering free sustainable design learning and training opportunities, providing software grants to qualifying nonprofits and entrepreneurs and leading by example with our sustainable business practices. Through our products and services, we are supporting our customers to better understand and improve the environmental performance of everything they make.

Autodesk develops solutions that our customers can use to design a future in which our built environment, infrastructure, and manufacturing serve the needs of all, within the limits of the planet. We help our customers proactively understand, optimize, and improve the environmental performance of everything they make, with a focus on resource productivity. We help them to innovate and respond to changes in climate change regulations, building codes, physical climate parameters, and other climate-related developments. We continue to expand the solutions, education, and support we offer, helping customers secure a competitive advantage for a low carbon future by designing high-performance buildings, resilient cities and infrastructure, and more efficient transportation, factories, and products.

Although our biggest opportunity to improve our shared future is through the designers who use our software, we also work to reduce the direct impact of our operations. We are investing in best practices to mitigate our greenhouse gas (GHG) emissions and climate change risk through renewable energy, energy efficiency, and disaster management and recovery strategies. We are on track to meet our science-based target to reduce our absolute GHG emissions by an estimated 43 percent by 2020.

By the end of fiscal 2017, Autodesk had reduced its net GHG emissions for its operational boundary by 44% from our fiscal 2009 baseline to 156,000 metric tons of carbon dioxide equivalent. We achieved this through increased investment in renewable energy and energy efficiency in our global real estate portfolio, and continued transition from physical to cloud and electronic software delivery.

The Autodesk Foundation, a privately funded 501(c)(3) charity organization established and solely funded by us, leads our philanthropic efforts. The purpose of the Foundation is twofold: to support employees to create a better world at work, at home, and in the community by matching employee’s volunteer time and/or donations to nonprofit organizations; and to support organizations and individuals using design to drive positive social and environmental impact. In the latter case, we use grant funding, software donations, and training to accomplish this goal, selecting the most impactful and innovative organizations around the world, thus, leading to a better future for our planet. On our behalf, the Foundation also administers a discounted software donation program to nonprofit organizations, social and environmental entrepreneurs, and others who are developing design solutions that will shape a more sustainable future.

2018 Proxy Statement 35

More information about our sustainability commitments and performance can be found in our annual sustainability reports, which we have published on our website since 2008. Our fiscal 2018 sustainability report will be released in the second quarter of fiscal 2019.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation and Human Resources Committee are Mary T. McDowell, Reid French and Stacy J. Smith. In addition, Scott Ferguson served on the Compensation and Human Resources Committee during fiscal 2018. No director who served as a member of the Compensation and Human Resources Committee during fiscal 2018 is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any director who served as a member of the Compensation and Human Resources Committee during fiscal 2018 and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating Process for Recommending Candidates for Election to the Board

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board and recommending candidates for election to the Board. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: Chief Legal Officer, and must include the candidate's name, home and business contact information, detailed biographical data and qualifications; information regarding any relationships between the candidate and Autodesk within the last three years; and evidence that the nominating person owns Autodesk stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

●	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.
●

The Corporate Governance and Nominating Committee oversees a periodic evaluation of the performance of the Board as a whole and evaluates the performance of individual members of the Board eligible for re-election at the annual meeting of stockholders.

●

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and skills on the Board. The Corporate Governance and Nominating Committee considers: (1) the current size and composition of the Board and the needs of the Board and its committees; (2) such factors as character, judgment, diversity, age, expertise, business experience, length of service, independence, and other commitments; (3) relationships between directors and Autodesk's customers and suppliers; and (4) such other factors as the Committee may consider appropriate.

●

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that comprises directors who (1) are predominantly independent; (2) have high integrity; (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and Autodesk's business in particular; (4) have qualifications that will increase overall Board effectiveness; (5) have varied and divergent experiences, viewpoints and backgrounds; and (6) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

2018 Proxy Statement 36

●

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references, direct interviews with the candidate, or other actions the Corporate Governance and Nominating Committee deems necessary or proper.

●

The Corporate Governance and Nominating Committee has the authority to retain and terminate any third-party search firm to identify director candidates, and has the authority to approve the fees and retention terms of such search firm.

●

The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to add additional directors prior to the annual meeting of stockholders at which directors are elected.

●	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board for selection, the director nominees.

The Corporate Governance and Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. However, as discussed above, diversity is one of the numerous criteria the Corporate Governance and Nominating Committee reviews before recommending a candidate.

Attendance at Annual Stockholders' Meetings by Directors

Autodesk does not have a formal policy regarding attendance by members of the Board at the Annual Meeting of Stockholders. Directors are encouraged, but not required, to attend. All of our directors then serving attended the 2017 Annual Meeting of Stockholders either in person or telephonically.

Contacting the Board

Communications from stockholders to the non-employee directors should be addressed to the non-executive Chairman as follows: Autodesk, Inc., c/o Chief Legal Officer, 111 McInnis Parkway, San Rafael, California 94903, Attention: Non-Executive Chairman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals included in the Summary Compensation Table on page 60 are referred to as our “named executive officers” or “NEOs.” For fiscal 2018, our NEOs were:

●	Andrew Anagnost, Chief Executive Officer and President;
●	R. Scott Herren, Senior Vice President and Chief Financial Officer;
●	Steven M. Blum, Senior Vice President, Worldwide Field Operations; and
●	Pascal W. Di Fronzo, Senior Vice President, Corporate Affairs, Chief Legal Officer and Corporate Secretary;

2018 Proxy Statement 37

as well as former employees:

●	Carl Bass, former Chief Executive Officer and President;
●	Amar Hanspal, former Co-CEO, Senior Vice President, Products and Chief Product Officer; and
●	Jan Becker, former Senior Vice President and Chief Human Resources Officer and Corporate Real Estate.

The information in this discussion provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables beginning on page 60.

Executive Transition

In February 2017, Carl Bass announced he was stepping down from his Chief Executive Officer and President roles. Mr. Bass’ separation as CEO led to a number of changes to our executive management team:

●	The Board formed an interim Office of the Chief Executive to oversee the Company's day-to-day operations, which was headed by Dr. Anagnost and Mr. Hanspal who served as interim Co-CEOs.
●	In June 2017, after an extensive review process and search, the Board appointed Dr. Anagnost as President and CEO and a member of the Board.
●	Mr. Hanspal then elected to resign from his role at the Company.
●	In October 2017, Ms. Becker, having helped the Board and management transition through the management changes in in fiscal 2018, also chose to resign.

Mr. Bass, Mr. Hanspal and Ms. Becker, though no longer employees of the Company, are included as NEOs pursuant to applicable SEC disclosure requirements.

As a result of these changes, the Compensation and Human Resources Committee (the “Committee”) made a number of compensation-related decisions (which are described below) in addition to its customary duties in overseeing our executive compensation program. These decisions related to Co-CEO stipends and equity grants, CEO promotion compensation and separation compensation. The material terms and conditions of these arrangements are described more fully below.

Executive Summary

Fiscal 2018 Business Model Transition and Performance Metrics

The software industry is undergoing a transition from the PC to cloud, mobile and social computing. Our strategy is to lead the industries we serve to cloud-based technologies and business models. As part of the transition, we discontinued selling new perpetual licenses and now offer term-based subscriptions for our products, cloud service offerings, and flexible enterprise business agreements (collectively referred to as "subscription plan").

2018 Proxy Statement 38

Over time, Autodesk’s business model transition will result in a more predictable, recurring and profitable business. However, during the transition, traditional financial metrics such as revenue, margins, EPS and cash flow from operations have been adversely impacted. This is primarily a result of revenue for new subscription offerings being recognized over time rather than up front and subscription offerings generally have a lower initial price than perpetual offerings. Despite the lower initial price, our subscription plan offerings are expected to increase the lifetime value of Autodesk’s customers.

Following Dr. Anagnost’s appointment to CEO, and in consultation with the Board, he established three strategic priorities of completing the subscription transition, digitizing the Company, and re-imagining manufacturing, construction, and production. To free up resources to pursue these strategic priorities, we commenced a world-wide restructuring plan in the fourth quarter of fiscal 2018. Through the restructuring, we seek to reduce our investments in areas not aligned with our strategic priorities. At the same time, we plan to further invest primarily in strategic priority areas related to digital infrastructure, customer success, and construction. By re-balancing resources to better align with our strategic priorities, we are better positioning ourselves to meet our long-term goals, while maintaining our goal to keep non-GAAP spend flat in fiscal 2019.

To incent long-term value creation and strong financial performance during the transition, we adopted performance metrics for our bonus and equity plans that align with the key drivers of success during the business model transition and reflect the health of the business during the transition. The following performance metrics were used for our CEO during fiscal 2018:

Performance Metrics

●	Total Annualized Recurring Revenue ("ARR")
●	Net Total Subscription Additions
●	Non-GAAP Total Spend
●	Total Subscription Renewal rate
●	Relative TSR (multi-year)
●	Free Cash Flow Per Share

Our executive officers’ continued successful implementation of our business model drove the following fiscal 2018 results:

●	Total ARR was $2.05 billion, an increase of 25% from fiscal 2017; of which subscription plan ARR was $1.18 billion.
●	Total subscriptions were 3.72 million, an increase of 20% from fiscal 2017; of which subscription plan subscriptions were 2.27 million.
●	Subscription plan ARR and subscriptions base surpassed the base of maintenance plan ARR and subscriptions.
●	Deferred revenue was $1.96 billion, an increase of 9% from fiscal 2017.
●	Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.28 billion, an increase of approximately 25% from fiscal 2017.
●	Total GAAP spend (cost of revenue plus operating expenses) was $2,566 million, an increase of 1% from fiscal 2017.
●	Total non-GAAP spend was $2,169 million, an increase of 1% from fiscal 2017. A reconciliation of GAAP to non-GAAP results is provided in Appendix A.
●	Total subscription renewal rate was 80.9%.
●	During fiscal 2018 our stock price increased by 42% and over five years our stock price increased by 197%.

The Committee considered those performance factors in reaching its decisions regarding pay for the NEOs for fiscal 2018.

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Say-on-Pay Results and Stockholder Outreach

Autodesk and the Committee value the input of our stockholders. In 2017, 95% of the votes cast on our Say-on-Pay proposal were favorable, which reflected strong stockholder support for our executive compensation programs. In fiscal 2018, the Chairman of our Board, alongside key management team members, continued our annual outreach and contacted stockholders representing over 63% of the outstanding shares. Our engagement team met with governance professionals from passive funds as well as portfolio managers from active funds. The breadth of the Company’s outreach program enabled us to gather feedback from a significant cross-section of Autodesk’s stockholder base. Based on these discussions, the Committee found that our stockholders continued to be supportive of our executive transition, our executive compensation programs and the alignment between our CEO pay and Autodesk’s performance, particularly in light of our stage in the business model transition. In addition, our stockholders provided us helpful input regarding compensation design and disclosure. The Committee carefully considered stockholder feedback as part of its ongoing review of our executive compensation program and will continue to consider stockholder feedback regarding compensation design and metrics as we emerge from our business model transition. As described below in “Fiscal 2019 Executive Incentive Plan,” the Committee approved annual incentive metrics for fiscal 2019 that differ from those used for PSU awards, largely in response to input from our stockholders.

Emphasis on Variable “At Risk” Performance Executive Compensation

Our executive compensation program emphasizes variable compensation with both annual and long-term performance components. In fiscal 2018, 92% of our current CEO's and 84% of all other continuing NEOs’ total compensation was variable in nature and “at risk” and 86% of our current CEO’s and 73% of all other continuing NEOs’ total compensation consisted of long-term equity. Our incentive programs reward strong annual financial and operational performance, as well as relative TSR over one-, two-, and three-year performance periods. The charts below demonstrate the fiscal 2018 pay mix between base salary, actual short-term incentives, and targeted long-term equity compensation for the current CEO and all other continuing NEOs.

Current CEO	Other Continuing NEOs

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Executive Compensation and Corporate Performance

The chart below highlights the multi-year relationship between the CEO’s total compensation, the percentage achievement against annual cash incentives as well as the Company’s annual and cumulative Total Shareholder Return.

Company Performance and Total Shareholder Return
vs. CEO Total Compensation

CEO Total Compensation (000s)
$15,000
$10,000
$5,000
$0
Indexed Stock Price
300%
250%
200%
150%
100%
50%
0%
FY 18 TSR +42%; Over 5 Years +197%
FY 17 TSR: +74%
FY 14 TSR: +32%
FY 15 TSR: +5%
FY 16 TSR: -13%
Annual Cash Incentive Achievement vs. Target: 31%
Annual Cash Incentive Achievement vs. Target: 109%
Annual Cash Incentive Achievement vs. Target: 101%
Annual Cash Incentive Achievement vs. Target: 94%
Annual Cash Incentive Achievement vs. Target: 98%
$8,297
$11,040
$12,177
$10,724
$12,346
Fiscal 2014
Fiscal 2015
Fiscal 2016
Fiscal 2017
Fiscal 2018
CEO Total Compensation (000s) (1)
TSR - Year Over Year (% in Boxes)(2)
Attainment of Annual Incentive Cash Goals (3)

____________________

(1)	Total Compensation is based on the amounts in the Summary Compensation Table; the fiscal 2014 - fiscal 2017 data is for Mr. Bass and the fiscal 2018 data is for Dr. Anagnost.
(2)

TSR shown in boxes is calculated by comparing year-over-year changes in the closing price of Autodesk’s Common Stock at each fiscal year-end. The green line reflects Autodesk’s cumulative total shareholder return indexed off 100% from the beginning of fiscal 2014 through the end of fiscal 2018.

(3)	Percentage of achievement against annual cash incentives in place during each fiscal year.

Fiscal 2018 Executive Compensation Decisions

Below is a description of the annual compensation decisions made for the NEOs based on results for the just-completed fiscal year.

March 2017

Base Salary: The Committee considered an analysis of the base salary for each role, an assessment of each executive officer’s experience, skills and performance level, and Autodesk’s performance. Based on those factors, the executive officers’ base salaries were increased by 0% to 3% for fiscal 2018.

Equity Awards: The Committee approved annual equity awards for our NEOs in the form of PSUs and restricted stock units (“RSUs”). Our NEOs received 50% of their shares in PSUs and 50% in RSUs. The vesting of the PSUs is contingent upon performance against the metrics used within Autodesk’s equity incentive plan.

In determining the size of equity awards, the Committee considered the Company’s performance; market data for each executive; the individual skills, experience, and performance of each executive; and the optimal mix of cash and equity compensation to ensure that equity awards would motivate the creation of long-term value while satisfying the Committee’s retention objectives

March 2018

Annual Cash Incentive Awards: Consistent with fiscal 2018 financial results, the Committee determined that, based on attainment of the performance metrics used within Autodesk’s cash incentive plan, the annual cash incentive award for our CEO and for our NEOs were paid out at 97.8% of their target award opportunity (for more discussion of cash awards, see “Annual Short-Term Incentive Compensation” below).

2018 Proxy Statement 41

In conjunction with the executive transition described above, the Committee also made the following compensation decisions described below at various points throughout the year relating to Co-CEO stipends and equity grants, CEO promotion compensation and separation compensation for executives who left the Company.

February 2017

Bass Transition Agreement(1): In connection with Mr. Bass’ separation from service as President and CEO and provision of transition services, Mr. Bass received separation payments and benefits that were contractually stipulated under his employment agreement.

Co-CEO Stipends and Equity Grants: In consideration of their service as Co-CEOs during a transition period, Dr. Anagnost and Mr. Hanspal each received monthly cash stipends and one-time equity grants scheduled to vest 100% on July 1, 2018. In determining stipend amounts, the Committee targeted the Co-CEOs’ total annual cash compensation plus stipend to be approximately midway between the Co-CEOs’ current total annual cash compensation and the median total annual cash compensation of CEOs from our compensation peer group.

June 2017

Anagnost Employment Agreement: In connection with the promotion of Dr. Anagnost to President and CEO, he received: a base salary increase to $800,000, an annual cash incentive award target percentage increase to 125% and additional equity grants in the form of RSUs and PSUs. These pay changes were made in reference to relevant market data, internal pay parity, and Dr. Anagnost’s tenure in the role. The PSU vesting is contingent on the Company’s performance against fiscal 2020 free cash flow per share and ARR goals.

Hanspal Separation Agreement(1): Following Dr. Anagnost’s appointment as CEO and in connection with Mr. Hanspal’s separation from service, Mr. Hanspal received separation payments and benefits. These benefits were consistent with competitive practices pertaining to the separation of long-tenured executives.

September 2017

Becker Separation Agreement(1): After having helped the Board and management transition through the fiscal 2018 management changes, and in connection with Ms. Becker’s separation from service, Ms. Becker received separation payments and benefits. These benefits were consistent with competitive practices pertaining to the separation of long-tenured executives.

____________________

[1]

Compensation was conditioned upon a general release of claims and continued compliance with non-competition, employee non-solicitation, non-disparagement and confidentiality covenants as well as the provision of transition services.

Compensation Guiding Principles

The Committee believes that Autodesk’s executive compensation program should be designed to attract, motivate, and retain talented executives and should provide a rigorous framework that is tied to stockholder returns, Company performance, long-term strategic corporate goals, and individual performance. The general compensation objectives are to:

●	Recruit and retain the highest caliber of executives through competitive rewards;
●	Motivate executive officers to achieve business and financial goals;
●	Balance rewards for short- and long-term performance; and
●	Align rewards with stockholder value creation.

2018 Proxy Statement 42

Within this framework, the total compensation for each executive officer varies based on multiple dimensions:

●	Whether Autodesk achieves its short-term and long-term financial and non-financial objectives, including execution on its business model transition;
●	Autodesk’s TSR relative to companies in the S&P Computer Software Select Index and companies in the North American Technology Software Index;
●	The specific role and responsibility of the officer;
●	Each individual officer’s skills, competency, contributions and performance;
●	Internal pay parity considerations; and
●	Retention considerations.

The Compensation-Setting Process

The Committee reviews and approves all components of each executive officer’s compensation.

CEO Pay Decisions

As described above under “Executive Transition,” as a result of fiscal 2018 CEO changes, the Committee made compensation-related decisions throughout the year relating to Co-CEO stipends and equity grants and CEO promotion compensation. In making these decisions, the Committee took into account individual performance assessments, along with competitive compensation data and internal pay parity considerations. The Committee set target levels to be aggressive, yet achievable, with diligent effort during the fiscal year. The Committee formulated recommendations on CEO compensation in consultation with its independent consultant, consulted with the other independent directors, and then approved the CEO compensation.

Executive Officer Pay Decisions

The CEO makes recommendations to the Committee regarding the base salary, annual cash incentive awards, and equity awards for each executive officer other than himself. These recommendations are based on the CEO’s assessment of each executive officer’s performance during the year, competitive compensation data, internal pay parity and retention considerations. The CEO reports on the performance of the executive officers and their business functions during the year in light of corporate goals and objectives. The CEO bases his evaluation on his knowledge of each executive officer’s performance and from others with knowledge of their performance, including feedback provided by the executive officers and their direct reports. The Human Resources Group assists the CEO in assessing each executive officer’s performance and providing market compensation data for each role. In executing the responsibilities set forth in its charter, the Committee relies on a number of resources to provide input to the decision-making process.

2018 Proxy Statement 43

Independent consultant

The Committee retained Exequity LLP as its compensation adviser for fiscal 2018. Exequity provided advice and recommendations on many issues: total compensation philosophy; program design, including program goals, components, and metrics; peer data; compensation trends in the high technology sector and general market for senior executives; separation plans; the compensation of the CEO and the other executive officers; and disclosure of our executive pay programs. The Committee has considered the independence of Exequity in light of NASDAQ's listing standards for compensation committee independence and the rules of the SEC. The Committee requested and received a written confirmation from Exequity addressing the independence of the firm and its senior advisers working with the Committee. The Committee discussed these considerations and concluded that the work performed by Exequity did not raise any conflict of interest.

Management

The Committee also consults with management and Autodesk’s Human Resources Group regarding executive and non-executive employee compensation plans, including administration of Autodesk’s equity incentive plans.

Competitive Compensation Positioning and Peer Group

To ensure our executive compensation practices are competitive and consistent with the Committee’s guiding principles, Exequity and management provide the Committee with compensation data for each executive role. This data is drawn from a group of companies in relevant industries that compete with Autodesk for executive talent (the “compensation peer group”). Where sufficient data for our compensation peer group was not available, market data from similarly sized San Francisco Bay Area companies was used. The Committee uses this data, as well as information about broader technology industry compensation practices, when deliberating on the compensation of the executive officers.

The compensation peer group is selected based upon multiple criteria, including industry positioning, competition for talent, company size, financial results and geographic footprint. During Autodesk’s business model transition, Autodesk’s revenue has been negatively impacted as more revenue is recognized ratably rather than upfront and as new product offerings generally have a lower initial purchase price. The Committee took this into consideration when analyzing the composition of Autodesk’s peer group.

2018 Proxy Statement 44

The Committee reviews the compensation peer group each year to ensure that the comparisons remain meaningful and relevant. Based on the Committee’s review, the fiscal 2018 compensation peer group consisted of the following companies:

Company	Reported Fiscal Year	Revenue ($'s in Billions)	Market Capitalization as of 1/31/2018 ($'s in billions)
Adobe Systems, Inc.	1-Dec-17	7.30	98.13
Akamai Technologies, Inc.	31-Dec-17	2.50	11.38
CA, Inc.	31-Mar-17	4.04	14.78
Citrix Systems, Inc.	31-Dec-17	2.82	13.33
Electronic Arts, Inc.	31-Mar-17	4.85	38.98
Intuit Inc.	31-Jul-17	5.18	43.00
Juniper Networks, Inc.	31-Dec-17	5.03	9.56
Mentor Graphics Corporation	31-Jan-17	1.28	N/A
National Instruments Corporation	31-Dec-17	1.29	6.54
NetApp, Inc.	28-Apr-17	5.52	16.48
Nuance Communications, Inc.	30-Sep-17	1.94	5.23
PTC Inc.	30-Sep-17	1.16	8.44
Red Hat, Inc.	28-Feb-17	2.41	23.25
salesforce.com, inc.	31-Jan-18	10.48	83.14
Symantec Corporation	31-Mar-17	4.02	16.92
Synopsys, Inc.	31-Oct-17	2.72	13.79
Autodesk, Inc.	31-Jan-18	2.06	25.24
Autodesk Percentile Ranking		25%	73%

In September 2017, the Committee reviewed the compensation peer group that would be used for fiscal 2019 compensation decision making. The Committee determined that each of the peers was still appropriate, except for Mentor Graphics Corporation which was removed as a result of its acquisition by Siemens AG in March 2017. The Committee also chose to add Ansys, Inc and Cadence Design Systems Inc, given their size, industry comparability and the fact that they compete with Autodesk for executive talent.

When determining the base salary, incentive targets, equity grants and target total direct compensation opportunity for each of our NEOs, the Committee references the median data from our compensation peer group for each component and in the aggregate. In practice, actual compensation awards may be above or below the median levels, depending on Autodesk’s financial and operational performance and each executive officer’s experience, skills and performance. The Committee believes that referencing the total compensation packages of the companies in the compensation peer group keeps Autodesk’s compensation competitive and within market norms. This also provides flexibility for variances in compensation where appropriate, based on each executive officer’s leadership, contributions and particular skills or expertise as well as retention considerations.

2018 Proxy Statement 45

Principal Elements of the Executive Compensation Program

The principal elements of Autodesk’s annual executive compensation program are described below.

Element	Purpose	Operation	Payout Range	Performance Measures
Base Salary	Forms basis for competitive compensation package	Base salary reflects competitive market conditions, individual performance, and internal parity	N/A	None, although performance of the individuals is taken into account by the Committee when setting and reviewing base salary levels
Short-term Incentive Opportunities	Motivate achievement of strategic priorities relating to the business model transition while maintaining our year-over-year non-GAAP spend

Target percentage determined by competitive market practices and internal parity

Actual bonus payouts are determined by the extent to which performance compares to targeted goals established at the beginning of the performance period

			0% - 150% of target	Fiscal 2018: Performance against total ARR, net total subscription additions, subscription renewal rate and non-GAAP total spend
Performance Stock Unit awards (“PSUs”)	Align compensation with key drivers of the business and relative shareholder return	Size of award determined by competitive market practices, corporate and individual performance and internal parity	0% - 180% of target shares

Fiscal 2018: Performance against total ARR, net total subscription additions, subscription renewal rate and non-GAAP total spend adjusted based upon Autodesk’s TSR relative to companies in the North American Technology Software Index over one-, two-, and three-year performance periods

	Encourage focus on near-term and long-term strategic objectives	Percentage of shares vesting is determined by the extent to which performance compares to targeted goals established at the beginning of the performance period	Change in Autodesk stock price	Autodesk stock price
	CEO promotion grant	Vesting over three years	0% - 200% of target shares	For our new CEO’s long-term promotion PSUs, performance against fiscal 2020 free cash flow per share and ARR
Restricted Stock Unit Awards (“RSUs”)	Encourage focus on long-term shareholder value creation	Size of award determined by competitive market practices, corporate and individual performance and internal parity and retention considerations	Change in Autodesk stock price	Autodesk stock price
	Promote retention	Recipients earn shares if they remain employed through the three-year vesting period

2018 Proxy Statement 46

When setting the goals for the short-term incentive opportunity and the PSUs, the Committee considered the overlap of goals to be appropriate at this time in light of the critical importance of these goals during this stage of the business model transition. The use of relative TSR over one-, two-, and three-year performance periods against market indices differentiates PSUs from the short-term incentive program and aligns those awards with the long-term interests of our stockholders.

Minimizing the use of overlapping metrics was a consideration of the Committee at the times it approved fiscal 2019 incentive compensation designs and Dr. Anagnost’s long-term promotion PSUs (which also include free cash flow per share as a metric). As described below in “Fiscal 2019 Executive Incentive Plan,” the annual incentives established for NEOs in fiscal 2019 employ a mix of performance metrics that varies from those used for the PSU awards.

Base Salary and Co-CEO Stipends

Base salary is used to provide the executive officers with a competitive amount of fixed annual cash compensation. The Committee views base salary as a reliable source of income for the executive officers and an important recruiting and retention tool. The Committee sets base salaries at a competitive level that recognizes the scope, responsibility, and skills required of each position, as well as market conditions and internal pay equity.

February 2017

Co-CEO Stipends: While serving as interim Co-CEOs, in addition to their annual base salaries, Dr. Anagnost and Mr. Hanspal each received a monthly cash stipend. In determining stipend amounts, the Committee targeted the Co-CEOs’ total annual cash compensation plus stipend to be approximately midway between the Co-CEOs’ current total annual cash compensation and the median total annual cash compensation of CEOs from our compensation peer group. In light of salary differentials and in order for their annual cash compensation plus stipend to be equivalent, Dr. Anagnost received a monthly stipend of $70,000 and Mr. Hanspal received a monthly stipend of $50,000.

March 2017

Base Salaries: The Committee considered an analysis of the base salary for each executive role, an assessment of each executive officer’s experience, skills and performance level, and Autodesk’s performance. As a result, the Committee elected to increase executive officer base salaries by 0% to 3%.

June 2017

Anagnost Employment Agreement: When Dr. Anagnost was promoted to President and Chief Executive Office, the Committee considered an analysis of market data, internal equity and that Dr. Anagnost was new to his role when setting his base salary. As a result, the Committee increased his base salary to $800,000. While Dr. Anagnost’s base salary is below the median market position of our compensation peer group, the Committee expects to increase his base salary over time, commensurate with performance.

Annual Short-Term Incentive Compensation

At the beginning of each fiscal year, the Committee establishes target award opportunities, payout metrics and performance targets for the Autodesk, Inc. Executive Incentive Plan. This annual cash incentive is intended to motivate and reward participants for achieving company-wide annual financial and non-financial objectives as well as individual objectives.

Target Award Opportunities and Fiscal 2018 Executive Incentive Plan

The Committee sets the target annual cash incentive award opportunity for each eligible executive officer based on competitive assessments, the executive’s particular role, and internal parity considerations. Based on the Committee’s review of these factors, the Committee set the fiscal 2018 cash incentive target for each of the NEOs at the same percentage as it was in fiscal 2017, other than for Dr. Anagnost, whose short-term incentive target was increased when he was appointed Chief Executive Officer and President. These target opportunities are expressed as a percentage of the NEO’s annualized base salary, and range from 75% to 125%. A NEO may receive an earned award that is greater or less than the target award opportunity, depending upon Autodesk’s performance.

2018 Proxy Statement 47

In fiscal 2018, bonus awards for each of our NEOs were funded under the Autodesk, Inc. Executive Incentive Plan (“Fiscal 2018 EIP”). Cash bonuses under this plan are generally intended to qualify as tax deductible “performance-based compensation” to the extent allowed under Section 162(m) of the Internal Revenue Code. At the beginning of the fiscal year, the Committee established funding performance thresholds, which, if achieved, would establish maximum Fiscal 2018 EIP funding at 190% of target. For fiscal 2018, the Committee selected total ARR, net total subscription additions and subscription renewal rates as the funding metrics. Autodesk’s fiscal 2018 performance of $2,054 million in ARR, 0.611 million in net total subscription additions and 80.9% in total subscription renewal rates exceeded the funding threshold, resulting in the maximum bonus award funding for each executive. The Committee then exercised its negative discretion to reduce the actual bonus awards for each of the participants based on pre-established performance measures (as described below).

Company Performance Measures and Performance

At the beginning of fiscal 2018, the Committee approved Fiscal 2018 EIP performance measures to align our CEO’s and NEOs’ bonus opportunities with the Company’s strategic priorities. The metrics selected align our incentives with the key drivers of success during the business model transition. In its exercise of negative discretion, the Committee considered the performance attainment versus specific targets to determine payouts. For the CEO and other NEOs, the Committee assessed the performance of the Company against targets set at the beginning of the fiscal year based on the criteria below; the final award could range from 0% to 150% of the target award. This calculation yielded a bonus payout of 97.8% of target, as shown below:

Performance Metric	Weighting	Actual	Target	Funding %
Total ARR	40%	$2,054M	$2,050M	100.8%
Net Total Subscription Additions	30%	0.611M	0.657M	89.4%
Total Subscription Renewal Rate	15%	80.9%	80.6%	102.5%
Non-GAAP Total Spend	15%	$2,169M	$2,175M	102.1%
Total	100%			97.8%

Based on the level of achievement of the performance objectives, in March 2018 the Committee approved short-term incentive awards for the NEOs as follows(1):

	Short-Term Incentive Target as a Percentage of Base Salary	Short-Term Incentive Target	Short-Term Incentive Payout	Short-Term Incentive Payout as a Percentage of Target
Andrew Anagnost [1]	75% / 125%	$741,014	$724,711	97.8%
R. Scott Herren	75%	$440,250	$430,565	97.8%
Steve M. Blum	75%	$419,250	$410,027	97.8%
Pascal Di Fronzo	75%	$366,750	$358,682	97.8%
____________________

[1]

Dr. Anagnost’s incentive target and payout were prorated for his base salary and bonus target percentage in each role. No bonus payouts were awarded to Mr. Bass, Mr. Hanspal or Ms. Becker as they terminated prior to end of fiscal 2018.

2018 Proxy Statement 48

Fiscal 2019 Executive Incentive Plan

In fiscal 2019, the bonus awards for each of our NEOs will continue to be determined under the Autodesk, Inc. Executive Incentive Plan. Near the beginning of the fiscal year, the Committee established total ARR, non-GAAP operating income and absolute stockholder return as the funding metrics.

If the funding metrics are achieved, in its exercise of negative discretion, the Committee will consider the performance attainment versus specific targets to determine payouts. The Committee will assess the financial and operational performance of the Company based on the following metrics and weighting:

Performance Metric	Weighting
Total ARR	70%
Non-GAAP Operating Income	30%

The Committee believes that the metrics selected for fiscal 2019 will align our incentives with the key drivers of success. The final awards for our NEOs could range from 0% to 200% of target, depending on achieved performance level. The Committee’s choice of metrics was also driven by stockholder feedback to minimize the overlap of metrics between the bonus and equity plans and include a profitability metric. As we progress through our business model transition we will continue to evaluate the appropriateness and weighting of these performance metrics.

Long-Term Incentive Compensation

Autodesk uses long-term incentive compensation in the form of equity awards to align executive pay opportunities with stockholder value creation, and to motivate and reward executive officers for effectively executing longer-term strategic and operational objectives.

February 2017 Equity Awards

On February 8, 2017, Mr. Bass stepped down as President and Chief Executive Officer. To ensure Autodesk's continued focus on business performance and technological innovation, the Board formed the Office of the Chief Executive Officer to oversee the Company's day-to-day operations during the transition. Dr. Anagnost and Mr. Hanspal were appointed as Co-CEOs.

In connection with their appointment as interim Co-CEOs, Dr. Anagnost and Mr. Hanspal were each granted the following equity awards which vest 100% on July 1, 2018. The use of RSUs and the vesting schedule was chosen to provide additional retention through the appointment of a new CEO and through our business model transition:

	Target Value of RSU Award	RSU Award (#) (1)
Andrew Anagnost	$1,500,000	17,936
Amar Hanspal	$1,500,000	17,936
____________________

(1)	Number of shares determined by the average closing stock price over the last 20 trading days prior to the date of grant.

2018 Proxy Statement 49

March 2017 Equity Awards

During fiscal 2018, the Committee approved annual equity awards in the form of PSUs and RSUs for the NEOs. The Committee elected to use the following mix of PSUs and RSUs to complement the performance aspects of PSUs with the long-term retention component of RSUs.

NEOs

In arriving at the total number of PSUs and RSUs to award to an executive officer, the Committee considered Autodesk’s performance in fiscal 2017, competitive market data for the executive’s position, historical grants, outstanding equity, individual performance of the executive and internal pay parity. In particular, the Committee noted the progress of Autodesk’s business model transition, which is indicative of strong execution during our business model transition and which positions the Company well for continued stockholder value creation. Key performance indicia reflecting progress in fiscal 2017 include:

As a result of this analysis, the following equity awards were approved:

	Target Value of PSU + RSU
	Award	Target PSU Award (#)(1)	RSU Award (#)(1)
Andrew Anagnost	$3,000,000	17,502	17,502
R. Scott Herren	$2,500,000	14,585	14,585
Steve Blum	$2,000,000	11,668	11,668
Pascal Di Fronzo	$1,500,000	8,751	8,751
Amar Hanspal	$3,000,000	17,502	17,502
Jan Becker	$1,500,000	8,751	8,751
____________________

(1)	Number of shares determined by the weighting of PSUs and RSUs and the average closing stock price over the last 20 trading days prior to the date of grant.

2018 Proxy Statement 50

PSU Awards

The current PSU design was adopted following extensive stockholder outreach and incorporates a number of features stockholders identified as being most important, namely, multiple performance metrics, TSR relative to peers, and a multi-year measurement period.

The PSU awards provide for a minimum, target and maximum number of shares to be earned based upon predetermined performance criteria.

●	For fiscal 2018 awards, PSU vesting will be contingent upon achievement of performance goals adopted by the Committee (“Performance Results”) and Autodesk’s TSR compared against companies in the S&P North American Technology Software Index with a market capitalization over $2B (“Relative TSR”) over one-, two- and three-year performance periods.
●	In fiscal 2018, we measured Performance Results based on total ARR, net total subscription additions, total subscription renewal rate and non-GAAP total spend.
●	The use of these different goals motivates management to drive Autodesk’s ongoing business model transition and, combined with Relative TSR and vesting over one-, two- and three-year performance periods, aligns these awards with the long-term interests of our stockholders.

Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 80% to 120%, depending on Autodesk’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 180% of target. The chart below illustrates the attainment mechanics for the PSUs approved in fiscal 2018.

An executive who has received PSU grants in three successive years will have a portion of the total PSU shares vesting in that third year be based on the combination of 3-year, 2-year and 1-year Relative TSR (see “Vesting of PSUs” below for an illustration of this cumulative effect of multiple PSU grants).

2018 Proxy Statement 51

RSU Awards

March 2017: The time-based RSU awards granted to the CEO and NEOs in March 2017 vest in three equal annual installments from the date of grant. RSUs help us retain executives in a competitive environment and provide further incentive to focus on longer-term stockholder value creation.

New CEO Grant

June 2017: In June 2017, in connection with his promotion to President and Chief Executive Officer, Dr. Anagnost received a grant of PSUs and RSUs. For the PSU grants, the shares will vest based on the Company’s fiscal 2020 free cash flow per share and ARR performance. In response to stockholder feedback and in order to minimize the use of overlapping metrics, the Committee elected to use a different design and metrics to measure the Company’s long-term performance against key goals highlighted in our business model transformation. In determining the size of these awards, the Committee took into account competitive compensation data, Dr. Anagnost’s time in the role and the unrealized value of his unvested equity awards.

The time-based RSU component will vest in three equal annual installments from the date of grant. RSUs help us retain Dr. Anagnost in a competitive environment and provide further incentive to focus on longer-term stockholder value creation.

The following equity awards were approved:

	Target Value of Award	Target PSU Award (#) (1)	RSU Award (#) (1)
PSUs	$4,400,000	39,840	N / A
RSUs	$1,600,000	N / A	14,487
____________________

(1)	Number of shares determined by the weighting of PSUs and RSUs and the average closing stock price over the last 20 trading days prior to the date of grant.

As the result of Dr. Anagnost’s one-time Co-CEO and CEO promotion related equity grants, his fiscal 2018 compensation as reflected in the Summary Compensation Table is higher than his expected targeted annual compensation in fiscal 2019.

Vesting of PSUs in 2018

In March 2018, the Committee reviewed and certified the attainment levels for performance measures for the third tranche of PSUs awarded in March 2015, the second tranche of PSUs awarded in March 2016, and the first tranche of PSUs awarded in March 2017. For each award, the Committee measured the following performance:

Fiscal 2018 financial goal attainment versus target was based on the criteria below:

Performance Metric	Weighting	Actual	Target	Funding %
Total ARR	40%	$2,054M	$2,050M	100.8%
Net Total Subscription Additions	30%	0.611M	0.657M	89.4%
Total Subscription Renewal Rate	15%	80.9%	80.6%	102.5%
Non-GAAP Total Spend	15%	$2,169M	$2,175M	102.1%
Total	100%			97.8%

2018 Proxy Statement 52

Autodesk’s Relative TSR was based on:

Performance Period	Autodesk TSR (1)	Percentile Rank (2)	Payout Multiplier
Fiscal 2016 - Fiscal 2018	98.5%	66th	113%
Fiscal 2017 - Fiscal 2018	142.9%	85th	120%
Fiscal 2018	37.3%	40th	92%
____________________

(1)	Based on 31 -day average closing stock price (+/- 15 days) at the beginning of each period and the end of fiscal 2018.
(2)

Fiscal 2016 - fiscal 2018 and fiscal 2017 - fiscal 2018 relative TSR was measured against companies in the S&P Computer Software Select Index. In fiscal 2017 this index was discontinued. Consequently, for outstanding PSUs, Autodesk compared TSR relative to the companies which comprised the index as of the date of its discontinuation. For PSUs granted in fiscal 2018, relative TSR was measured against companies in the S&P North American Technology Software Index with a market capitalization over $2B.

The combination of financial attainment and Relative TSR results yielded the following PSU attainments:

March 2015 3rd Tranche Fiscal 2016 Award	:	Fiscal 2018 Financial Goal Attainment 97.8%	X	Fiscal 2016 - Fiscal 2018 Relative TSR 113%	=	Percent of PSU Target Award 110.5%

March 2016 2nd Tranche Fiscal 2017 Award	:		X	Fiscal 2017 - Fiscal 2018 Relative TSR 120%	=	Percent of PSU Target Award 117.4%

March 2017 1st Tranche Fiscal 2018 Award	:		X	Fiscal 2018 Relative TSR 92%	=	Percent of PSU Target Award 90.0%

Based on this performance, the PSU awards were earned as follows:

	March 2015 Award		March 2016 Award		March 2017 Award
	3rd Tranche		2nd Tranche		1st Tranche
	Target	Actual Number	Target	Actual	Target	Actual
	Number of	of PSUs	Number of	Number of	Number of	Number of
	PSUs	Earned	PSUs	PSUs Earned	PSUs	PSUs Earned
Andrew Anagnost	6,105	6,746	6,628	7,781	5,951	5,355
R. Scott Herren	11,880	13,127	7,149	8,392	4,959	4,463
Steve M. Blum	6,105	6,746	5,362	6,294	3,967	3,570
Pascal W. Di Fronzo	4,455	4,922	4,766	5,595	2,975	2,677
Former Executive Officers:
Carl Bass	26,730	29,536	28,597	33,572	N/A	N/A
Amar Hanspal	6,105	6,746	7,149	8,392	5,951	5,355
Jan Becker	4,455	4,922	4,766	5,595	2,975	2,677

2018 Proxy Statement 53

March 2018 Equity Awards

In March 2018, the Committee approved a mix of PSUs and RSUs for each of our NEOs. The fiscal 2019 PSU awards are structured in the same manner as the fiscal 2018 PSU awards, however financial performance will be measured based on the following metrics and weighting:

Performance Metric	NEO Weighting
Total ARR	70%
Free Cash Flow Per Share	30%

The Committee selected these metrics to align our incentives with key drivers of stockholder value and success during fiscal 2019. The Committee’s choice of metrics was also driven by stockholder feedback to minimize the overlap of metrics between the bonus and equity plans and include a cash flow metric. The financial performance results will continue to be adjusted based on Autodesk’s Relative TSR over one-, two- and three-year performance periods. Relative TSR will be measured against companies in the S&P North American Technology Software Index with a market capitalization over $2B.

Our CEO’s and NEOs’ annual awards are broken down as follows:

CEO	NEOs

Executive Benefits

Welfare and Other Employee Benefits

Autodesk has established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. The plan is intended to qualify under Section 401(a) of the Code so that contributions by employees, and income earned on plan contributions, generally are not taxable to employees until withdrawn.

Other benefits provided to the executive officers are the same as those provided to all of Autodesk’s full-time employees. These include medical, dental, and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. Autodesk also makes contributions to health savings plans on behalf of any employee who is a participant in a plan with a high deductible feature.

2018 Proxy Statement 54

Perquisites and Other Personal Benefits

Autodesk does not, as a general practice, provide material benefits or special considerations to the executive officers that it does not provide to other employees. However, from time to time, when deemed appropriate by the Committee, certain executive officers receive perquisites and other personal benefits that are competitively prudent or otherwise in Autodesk’s best interest.

Employment Agreement and Post-Employment Compensation

Transition Agreement with Former CEO

On February 6, 2017, Mr. Bass and the Company entered into a Transition and Separation Agreement (the “Transition Agreement”) under which Mr. Bass resigned from his positions as the Company’s President and Chief Executive Officer. Under the Transition Agreement, Mr. Bass served as a part-time employee in the role of special advisor to the Co-CEOs through May 7, 2017. During the transition period, Mr. Bass received a monthly payment of $12,500 from the Company and continued health benefits. The Transition Agreement superseded and replaced Mr. Bass’ employment agreement. The Transition Agreement provided Mr. Bass with the same compensation that he would have received under his employment agreement’s “voluntary termination related to a transition” provisions. The provisions provided for compensation as if his employment had been involuntarily terminated other than in connection with a change in control. The compensation consisted of: (i) payment of two (2.0) times of his base salary for 12 months; (ii) accelerated vesting of his unvested RSUs; (iii) vesting of unvested PSUs based on fiscal 2018 Company performance (with the remaining PSUs forfeited); and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. This compensation was conditioned upon re-execution and non-revocation by Mr. Bass of a general release of claims and continued compliance with certain non-competition, non-solicitation, non-disparagement and confidentiality covenants set forth in the Transition Agreement.

Employment Agreements with New CEO

In connection with Dr. Anagnost’s appointment as CEO, Dr. Anagnost entered into an employment agreement with the Company which defines the respective rights of the Company and Dr. Anagnost. This agreement provided general protection for Dr. Anagnost in the event of termination without cause or resignation for good reason and has been a valuable tool to incent Dr. Anagnost to become our CEO. The protections afforded to him in the event of a change of control provide Autodesk with an increased level of confidence that he would remain with Autodesk up to and for some period of time after a change of control. Continuity in the event of a change in control ultimately enhances stockholder value, and discourages benefits simply for consummating a change in control. Details of the agreement with Dr. Anagnost can be found beginning on page 71.

Separation Agreement with Former Co-CEO

Following a 30-year career with the Company, most recently as Co-CEO, Mr. Hanspal entered into a separation agreement with the Company on June 19, 2017. Under the separation agreement, Mr. Hanspal received the following separation payments and benefits: (i) a lump-sum payment of an amount equal to one and one-half (1.5) times the sum of his annual base salary; (ii) a lump-sum payment in an amount equal to one and one-half (1.5) times his target annual incentive; (iii) accelerated vesting of his unvested RSUs that would have vested had he remained employed through July 1, 2018; (iv) vesting of unvested PSUs based on fiscal 2018 Company performance (with the remaining PSUs forfeited); (v) a lump-sum payment in an amount equal

2018 Proxy Statement 55

to the estimated cost of his continued health benefits under COBRA for eighteen (18) months, as grossed up for taxes; and (vi) a lump-sum payment in respect of an untaken vacation leave benefit of six weeks of base salary. These benefits were consistent with competitive practices pertaining to the separation of long-tenured executives. In approving the separation agreement, the Committee took into account Mr. Hanspal’s years of service in senior management positions, as well as his continued support and contributions to the Company through a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board and executive team. This compensation was conditioned upon re-execution and non-revocation by Mr. Hanspal of a general release of claims and continued compliance with non-competition, employee non-solicitation, non-disparagement and confidentiality covenants set forth in the separation agreement as well as the provision of transition services.

Separation Agreement with Former SVP, CHRO

Following a 25-year career with the Company and having helped the Board and management transition through fiscal 2018 management changes, Ms. Becker entered into a separation agreement with the Company on October 3, 2017. Under the separation agreement, Ms. Becker received the following separation payments and benefits: (i) a lump-sum payment of an amount equal to one (1.0) times the sum of her annual base salary; (ii) accelerated vesting of her unvested RSUs that would have vested had she remained employed through July 1, 2018 plus accelerated vesting of the final tranche of the time-based RSUs granted on March 10, 2016 which otherwise would have vested on March 25, 2019; (iii) vesting of unvested PSUs based on fiscal 2018 Company performance (with the remaining PSUs forfeited); and (iv) a lump-sum payment in an amount equal to the estimated cost of her continued health benefits under COBRA for five (5) months, as grossed up for taxes. These benefits were consistent with competitive practices pertaining to the separation of long-tenured executives. In approving the separation agreement, the Committee took into account Ms. Becker’s years of service in senior management positions, and her continued support and contributions to the Company through a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board and executive team. This compensation was conditioned upon reexecution and non-revocation by Ms. Becker of a general release of claims and continued compliance with non-competition, employee non-solicitation, non-disparagement and confidentiality covenants set forth in the separation agreement as well as the provision of transition services.

Change in Control Program

To ensure the continued service of key executive officers in the event of a potential change in control of Autodesk, the Board has adopted the Autodesk, Inc. Executive Change in Control Program. Each of the NEOs, among other employees, is a participant in the program. The payments and benefits available under this program are designed to encourage the continued services of the NEOs in the event of a potential change in control of Autodesk and to allow for a smooth leadership transition thereafter. Further, these arrangements are intended to provide incentives to the NEOs to execute strategic initiatives that are aligned with shareholder value creation, even if these initiatives may result in the elimination of a NEO’s position.

The Executive Change in Control Program provides continuity in the event of a change in control transaction, which is designed to further enhance stockholder value. Payment and benefits under the Executive Change in Control Program are provided only in the event of a qualifying termination of employment following a change in control (“double trigger”). Autodesk does not offer tax reimbursement or “gross-up” payments under the Executive Change in Control Program.

The material terms and conditions of the Executive Change in Control Program, as well as an estimate of the potential payments and benefits payable in the event of a termination of employment in connection with a change in control of Autodesk, are set forth in “Change-in-Control Arrangements and Employment Agreements” below.

2018 Proxy Statement 56

Leading Compensation Governance Practices

Autodesk’s executive compensation objectives are supported by policies and strong governance practices that align executives’ interests with the interests of our stockholders. Some of the program’s most notable features are highlighted in the table and summarized below.

	Yes		No
✓	Robust stockholder outreach program	⦸	No hedging
✓	Large percentage of NEO total pay tied to achievement of critical financial and stockholder value creation	⦸	Prohibition on option re-pricing
✓	Representative peer group	⦸	No executive benefits and limited perquisites
✓	Significant stock ownership requirements
✓	Clawback policy
✓	Double-trigger change in control arrangements with no excise tax gross-up
✓	Equity award grant policy
✓	Effective risk management
✓	Independent compensation committee and consultant

Mandatory Stock Ownership Guidelines

The Board believes that stock ownership by the executive officers is important to tie the risks and rewards inherent in stock ownership to the executive officers, and has adopted mandatory guidelines for stock ownership by executive officers. In March 2018, the Committee amended the guidelines to measure ownership as a multiple of base salary as opposed to a fixed number of shares. In establishing these guidelines, the Committee referenced competitive market practices. These mandatory ownership guidelines require all executive officers to hold shares of Autodesk’s Common Stock equivalent in value to a multiple of his or her base salary at the appropriate executive officer level. This is intended to create clear guidelines that tie a portion of the executive officer’s net worth to the performance of Autodesk’s stock price. The current stock ownership guidelines are as follows:

	CEO	Executive Vice President	Senior Vice President
Multiple of Base Salary	6.0 times	3.0 times	3.0 times

Executive officers have four years from the later of either (i) March 2017 or (ii) their hire or promotion to a new, higher-level position, to satisfy the required level of stock ownership. For purposes of satisfying the required stock ownership level, shares of Common Stock subject to outstanding RSU awards are counted as shares owned. Each of the NEOs satisfies the mandatory stock ownership guidelines.

Clawback Policy

Executive officer cash incentive-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct caused a material restatement of our financial statements.

2018 Proxy Statement 57

Derivatives Trading and Anti-Hedging Policy

Executive officers, members of the Board, and all other employees are prohibited from investing in derivative securities related to Autodesk’s Common Stock and engaging in short sales or other short-position transactions in shares of Autodesk’s Common Stock. This policy does not restrict ownership of company-granted awards, such as options to purchase shares of Common Stock or PSU or RSU awards, which have been granted by the Committee. Autodesk’s insider trading policy prohibits the trading of derivatives or the hedging of Autodesk’s common equity securities by all employees, including the executive officers, and members of the Board.

Equity Award Grant Policy

All equity awards granted to the executive officers are approved by the Committee. Approval of the equity awards for the executive officers generally occurs at the Committee’s regularly scheduled quarterly meetings. In addition to these meetings, the Committee granted RSU awards to Dr. Anagnost and Mr. Hanspal in February 2017 for serving as Co-CEOs and granted PSU and RSU awards to Dr. Anagnost in June 2017 upon his promotion to President and CEO.

Effective Risk Management

Each year, the Committee evaluates Autodesk’s compensation-related risk profile and the Committee has concluded that our fiscal 2018 compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on Autodesk.

Regulatory Considerations and Practices

Autodesk continuously reviews and evaluates the impact of the tax laws and accounting practices and related interpretations on the executive compensation program. For example, the Committee considers Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), which results in recognition of compensation expense for share-based payment awards, and Section 409A of the Code, which affects deferred compensation arrangements, as it evaluates, structures, and implements changes to the program.

Deductibility Limitation

Section 162(m) of the Code, as amended by the recently-enacted Tax Cuts and Jobs Act, restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to NEOs, effective for tax years beginning after 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017, and which were not modified in any material respect on or after such date. In the past, Section 162(m)’s deductibility limitation was subject to an exception for compensation that qualified as performance-based. Our compensation programs were designed to permit the Company to qualify for the performance-based exception, although the Company reserved the right to pay compensation that did not qualify as performance-based. While the Committee has considered the deductibility of compensation as a factor in making compensation decisions, it has retained the flexibility to provide compensation that is consistent with the Company’s goals for its executive compensation program, even if such compensation would not be fully tax-deductible. The Committee is continuing to assess the impact of Section 162(m) of the Code, as amended, on our compensation programs.

2018 Proxy Statement 58

Taxation of Deferred Compensation

Section 409A of the Code imposes significant additional taxes in the event an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Section 409A applies to a wide range of compensation arrangements, including traditional nonqualified deferred compensation plans, certain equity awards, and separation arrangements. To assist employees with avoiding additional taxes under Section 409A, Autodesk has structured equity awards in a manner intended to comply with the applicable Section 409A conditions.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if, in connection with a change in control, they receive payments or benefits that exceed certain prescribed limits. In addition, the relevant company or a successor may forfeit a deduction on the amounts subject to this additional tax. Autodesk did not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2017. In addition, Autodesk has not agreed and is not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with payments or benefits arising from a change in control.

Accounting for Stock-Based Compensation

Autodesk follows ASC Topic 718 for stock-based compensation awards. ASC Topic 718 requires Autodesk to measure the compensation expense for all share-based payment awards made to employees (including executive officers) and members of the Board, including options to purchase shares of Common Stock, based on the grant date “fair value” of these awards. Fair value is calculated for accounting purposes and reported in the compensation tables below, even though the executive officers and directors may never realize any value from their awards. ASC Topic 718 also requires Autodesk to recognize the compensation cost of these share-based payment awards in the income statements over the period that an employee or director is required to render service in exchange for the stock option or other award.

Report of the Compensation Committee

The Compensation and Human Resources Committee of the Board of Directors, which is composed solely of independent members of the Board of Directors, assists the Board in fulfilling its responsibilities regarding compensation matters and, pursuant to its Charter, is responsible for determining the compensation of Autodesk’s executive officers. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K with Autodesk’s management team. Based on this review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

Mary T. McDowell, Chair
Reid French
Stacy J. Smith

2018 Proxy Statement 59

Summary Compensation Table and Narrative Disclosure

This narrative discussion, as well as the table and footnotes below, summarizes our named executive officers’ compensation for fiscal 2018, 2017 and 2016. The named executive officers are Andrew Anagnost (President and Chief Executive Officer), R. Scott Herren (Senior Vice President and Chief Financial Officer) and the next most highly compensated individuals who were serving as executive officers of Autodesk on January 31, 2018, the last day of our most recent fiscal year. Autodesk did not have a fifth executive officer serving as of January 31, 2018. Named executive officers also include Carl Bass (Former President and Chief Executive Officer), Amar Hanspal (Former Co-Chief Executive Officer, Chief Product Officer and SVP, PDG) and Jan Becker (Former SVP, Chief Human Resources Officer and Corporate Real Estate). For information on our compensation objectives, see the discussion under the heading “Compensation Discussion and Analysis.”

Salary

Named executive officers are paid a cash-based salary. We did not provide equity or other non-cash items to our named executive officers as salary compensation during fiscal 2018, 2017 and 2016.

Bonus

This column represents payments made to our named executive officers for amounts that relate to: signing bonuses, as in the case of Mr. Herren, who received a sign-on bonus paid in two equal $75,000 installments, with the second installment paid in fiscal 2016; and other miscellaneous amounts, such as payments made in recognition of years of service as part of an Autodesk company-wide program.

Stock Awards

Amounts shown in this column do not reflect compensation actually received by our named executive officers. Instead, the amounts reported represent the aggregate grant date fair values of PSU awards and RSU awards, as determined pursuant to ASC Topic 718. For Mr. Hanspal and Ms. Becker, amounts also include the accounting expense for accelerated vesting of previously granted RSUs and continued vesting of previously granted PSUs in connection with their separation of service from the Company. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2018 Annual Report on Form 10-K filed on March 22, 2018.

Equity and Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation represents amounts earned for services performed during the relevant fiscal year pursuant to our short-term cash incentive plan ("EIP") for all executive officers shown. The amounts shown in the Non-Equity Incentive Plan Compensation column below reflect the total cash amounts awarded. Cash amounts awarded under the EIP are payable in the first quarter of the following fiscal year.

All Other Compensation

This column represents all other compensation for the relevant fiscal year not reported in the previous columns, such as severance payments, payment of relocation and temporary housing expenses, reimbursement of certain tax expenses, authorized familial travel and gifts in connection with business trips, Autodesk’s matching contributions to pre-tax savings plans, insurance premiums, and personal gifts. Generally, unless the items included in this category exceed the greater of $25,000 or 10% of the total amount of perquisites received by a given named executive officer, individual perquisites are not separately identified and quantified.

2018 Proxy Statement 60

The Summary Compensation Table below presents information concerning the total compensation of our named executive officers for fiscal 2018, 2017 and 2016. Mr. Di Fronzo and Ms. Becker were not named executive officers in fiscal 2017 and 2016 so their compensation is not presented for those periods.

					Non-Equity
					Incentive
				Stock	Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position (a)	Year	($)	($)(i)	($) (j)	($)	($)	($)
Andrew Anagnost	2018	659,846	1,200	10,601,052	724,711	358,897	12,345,706
Chief Executive Officer and	2017	423,231	—	4,272,160	285,390	54,159	5,034,940
President (b)	2016	416,769	—	2,256,279	311,850	45,938	3,030,836
R. Scott Herren,	2018	586,446	—	3,535,328	430,565	38,185	4,590,524
Senior Vice President and	2017	574,385	—	4,335,028	387,315	88,146	5,384,874
Chief Financial Officer (c)	2016	570,000	75,000	778,219	423,225	227,826	2,074,270
Steven M. Blum,	2018	558,480	900	2,469,381	410,027	69,581	3,508,369
Senior Vice President,	2017	547,033	—	3,882,746	368,872	136,771	4,935,422
Worldwide Field Operations (d)	2016	472,577	—	2,097,062	470,355	116,429	3,156,423
Pascal W. Di Fronzo,	2018	488,565	—	1,915,351	358,682	5,584	2,768,182
Senior Vice President, Corporate
Affairs, General Counsel and
Secretary (e)
Former Executive Officers:
Carl Bass,	2018	57,500	—	5,673,104	—	2,331,001	8,061,605
Former Chief Executive	2017	1,108,461	1,000	8,316,948	1,289,750	7,620	10,723,779
Officer and President (f)	2016	1,094,508	—	9,615,521	1,383,250	83,398	12,176,677
Amar Hanspal,	2018	241,154	—	13,593,723	—	1,804,771	15,639,648
Former Co-CEO, Chief Product	2017	554,231	1,000	4,392,077	373,725	6,793	5,327,826
Officer and SVP, PDG (g)	2016	467,155	—	2,256,279	349,241	9,215	3,081,890
Jan Becker,	2018	309,723	1,500	7,420,097	—	477,606	8,208,926
Former Senior Vice President,
Chief Human Resources Officer and
Corporate Real Estate (h)
____________________

(a)

Mr. Bass stepped down as President and CEO effective February 8, 2017 but continued as a member of the Board. The Board appointed Dr. Anagnost and Mr. Hanspal as Co-CEOs until Dr. Anagnost was appointed President and CEO effective June 19, 2017. Mr. Hanspal separated from the Company in July 2017 and Ms. Becker separated from the Company in October 2017.

(b)

Dr. Anagnost's fiscal 2018 salary reflects a partial year of service as SVP and a partial year of service as CEO. Dr. Anagnost's other compensation includes Co-CEO stipends of $305,667, payment of legal fees, authorized executive travel and gifts in connection with a business trip, tax gross-ups of $17,141 for certain perquisites, the 401(k) plan match, and standard health benefits.

(c)

Mr. Herren's fiscal 2018 other compensation includes authorized executive travel and gifts in connection with a business trip, tax gross-ups of $15,659 for certain perquisites, the 401(k) plan match and standard health benefits.

(d)

Mr. Blum’s fiscal 2018 other compensation includes $36,921 authorized executive and spouse travel and gifts in connection with a business trip, tax gross-ups of $27,116 for certain perquisites, the 401(k) plan match, and standard health benefits.

(e)	Mr. Di Fronzo's fiscal 2018 other compensation includes the 401(k) plan match and standard health benefits.
(f)

Mr. Bass' fiscal 2018 salary reflects a partial year of service. Mr. Bass' fiscal 2018 stock awards include a $250,000 RSU for service as a non-employee director of the Board. Mr. Bass' fiscal 2018 other compensation includes separation payments of $2,200,000, director retainer fees of $45,245, payment of legal fees, tax gross-ups of $27,195 for certain perquisites, COBRA payments and standard health benefits.

2018 Proxy Statement 61

(g)

Mr. Hanspal's fiscal 2018 salary reflects a partial year of service. Mr. Hanspal's fiscal 2018 stock awards include $8,707,478 relating to an accounting expense in connection with the acceleration of RSUs and continued vesting of PSUs based on Company performance. Mr. Hanspal's fiscal 2018 other compensation includes separation payments of $1,507,212, Co-CEO stipends of $218,333, COBRA payments, tax gross-ups of $37,928, the 401(k) plan match and standard health benefits.

(h)

Ms. Becker's fiscal 2018 salary reflects a partial year of service. Ms. Becker's fiscal 2018 stock awards include $5,504,745 relating to an accounting expense in connection with the acceleration of RSUs and continued vesting of PSUs based on Company performance. Ms. Becker's fiscal 2018 other compensation includes separation payments of $453,000, COBRA payments, tax gross-ups of $11,623 for certain perquisites, the 401(k) plan match and standard health benefits.

(i)	Fiscal 2018 amounts for Dr. Anagnost, Mr. Blum and Ms. Becker were payments made in recognition of years of service as part of Autodesk's company-wide program.
(j)

Amounts consist of the aggregate grant date value for PSU and RSU awards computed in accordance with FASB ASC Topic 718, based on target levels of achievement (the probable outcome at grant) in the case of PSUs. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 22, 2018. The maximum value of PSU awards generally is capped at 180% of target. The PSUs granted to Dr. Anagnost in June 2017 which vest based on fiscal 2020 performance are capped at 200% of target. For Mr. Hanspal and Ms. Becker, amounts also include the accounting expense for accelerated vesting of previously granted RSUs and continued vesting of previously granted PSUs in connection with their separation of service from the Company. The maximum values for PSU awards granted in fiscal 2018 are as follows: Dr. Anagnost: $11,641,004; Mr. Herren: $3,328,939; Mr. Blum: $2,640,569; Mr. Di Fronzo: $2,094,395; Mr. Bass: $9,761,596; Mr. Hanspal: $4,228,435; and Ms. Becker: $2,942,932. Actual PSU awards earned in fiscal 2018 by the named executive officers are shown in “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2018

Grants of plan-based awards reflect grants made to our named executive officers under our non-equity incentive plans and equity compensation plans during fiscal 2018.

The following tables include potential threshold, target and maximum amounts payable under our short-term cash incentive plan (EIP) for performance during fiscal 2018, and do not constitute compensation on top of the amounts included in the Summary Compensation Table. However, these amounts do not reflect amounts actually earned for fiscal 2018. The following table also includes amounts relating to PSUs and RSUs issued under our 2012 Stock Plan. For Mr. Hanspal and Ms. Becker, amounts also include the accounting expense for accelerated vesting of RSUs and continued vesting of PSUs in connection with their separation of service from the Company. See “Change in Control Arrangements and Employment Agreements” below for a further description of certain terms relating to these awards. See “Annual Incentive Award Decisions" and “Long-Term Incentive Compensation" in the “Compensation Discussion and Analysis” section above for actual amounts earned in fiscal 2018 by the named executive officers and further discussion of the role of plan-based and other awards in our overall executive compensation program.

2018 Proxy Statement 62

The following tables present information concerning grants of plan-based awards to each of the named executive officers during fiscal 2018:

			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			All Other
			Equity Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			Stock
									Awards:
									Number	Grant Date
									of	Fair Value
									Shares of	of Stock
	Grant		Threshold			Threshold	Target		Stock	Awards ($)
Name	Date		($)	Target ($)	Maximum ($)	($)	(#)	Maximum (#)	(#)(d)	(e)
Andrew	2/23/2017		—	—	—	—	—	—	17,936	1,562,226
Anagnost	3/14/2017		—	—	—	—	—	—	17,502	1,503,597
	3/14/2017		—	—	—	—	6,105	10,989	—	579,853
	3/14/2017		—	—	—	—	6,628	11,930	—	668,500
	3/14/2017		—	—	—	—	5,951	10,711	—	519,522
	6/19/2017		—	—	—	—	—	—	14,487	1,537,940
	6/19/2017	(c)	—	—	—	—	21,731	43,462	—	2,306,963
	6/19/2017	(c)	—	—	—	—	18,109	36,218	—	1,922,451
			—	741,014	1,407,926
R. Scott	3/14/2017		—	—	—	—	—	—	14,585	1,252,997
Herren	3/14/2017		—	—	—	—	11,880	21,384	—	1,128,362
	3/14/2017		—	—	—	—	7,149	12,868	—	721,048
	3/14/2017		—	—	—	—	4,959	8,926	—	432,921
			—	440,250	836,475
Steve M.	3/14/2017		—	—	—	—	—	—	11,668	1,002,398
Blum	3/14/2017		—	—	—	—	6,105	10,989	—	579,853
	3/14/2017		—	—	—	—	5,362	9,651	—	540,811
	3/14/2017		—	—	—	—	3,967	7,140	—	346,319
			—	419,250	796,575
Pascal W.	3/14/2017		—	—	—	—	—	—	8,751	751,798
Di Fronzo	3/14/2017		—	—	—	—	4,455	8,019	—	423,136
	3/14/2017		—	—	—	—	4,766	8,578	—	480,699
	3/14/2017		—	—	—	—	2,975	5,355	—	259,718
			—	366,750	696,825

2018 Proxy Statement 63

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under
		Incentive Plan Awards (a)			Equity Incentive Plan Awards (b)			All Other
								Stock
								Awards:	Grant Date
								Number of	Fair Value
								Shares of	of Stock
	Grant	Threshold				Target		Stock	Awards ($)
Name	Date	($)	Target ($)	Maximum ($)	Threshold ($)	(#)	Maximum (#)	(#)(d)	(e)
Former Executive Officers:
Carl	3/14/2017	—	—	—	—	26,730	48,114	—	2,538,815
Bass	3/14/2017	—	—	—	—	28,597	51,474	—	2,884,293
	6/14/2017	—	—	—	—	—	—	2,354	249,995
		—	—	—
Amar	2/23/2017	—	—	—	—	—	—	17,936	1,562,226
Hanspal (f)	3/14/2017	—	—	—	—	—	—	17,502	1,503,597
	3/14/2017	—	—	—	—	7,149	12,868	—	721,048
	3/14/2017	—	—	—	—	5,951	10,711	—	519,522
	3/14/2017	—	—	—	—	6,105	10,989	—	579,853
	6/19/2017	—	—	—	—	6,105	10,989	—	750,121
	6/19/2017	—	—	—	—	7,149	12,868	—	904,706
	6/19/2017	—	—	—	—	5,951	10,711	—	694,303
	6/19/2017	—	—	—	—	—	—	6,105	648,107
	6/19/2017	—	—	—	—	—	—	7,149	758,938
	6/19/2017	—	—	—	—	—	—	22,870	2,427,879
	6/19/2017	—	—	—	—	—	—	17,936	1,904,086
	6/19/2017	—	—	—	—	—	—	5,834	619,337
		—	424,875	807,262
Jan	3/14/2017	—	—	—	—	—	—	8,751	751,798
Becker (f)	3/14/2017	—	—	—	—	4,455	8,019	—	423,136
	3/14/2017	—	—	—	—	4,766	8,578	—	480,699
	3/14/2017	—	—	—	—	2,975	5,355	—	259,718
	9/30/2017	—	—	—	—	4,455	8,019	—	600,623
	9/30/2017	—	—	—	—	4,766	8,578	—	649,701
	9/30/2017	—	—	—	—	2,975	5,355	—	384,638
	9/30/2017	—	—	—	—	—	—	4,455	506,222
	9/30/2017	—	—	—	—	—	—	9,532	1,083,121
	9/30/2017	—	—	—	—	—	—	17,152	1,948,982
	9/30/2017	—	—	—	—	—	—	2,917	331,459
		—	339,750	645,525

____________________

(a)

Reflects target and maximum dollar amounts payable under the EIP for performance during fiscal 2018, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation Programs.” “Threshold” refers to the minimum amount payable for a certain level of performance; “Target” refers to the amount payable if specified performance targets are reached; and “Maximum” refers to the maximum payout possible.

(b)

Represents shares of our Common Stock subject to each of the PSU awards granted to the named executive officers in fiscal 2018 under our 2012 Stock Plan. These columns show the awards that were possible at the threshold, target and maximum levels of performance. Shares were to be earned based upon total ARR, net total subscription additions, total subscription renewal rate and non-GAAP total spend goals for fiscal 2018 adopted by the Compensation Committee (the “Annual Financial Results”), as well as TSR compared against the companies in the S&P Computer Software Select Index or the S&P North American Technology Software Index with a market capitalization over $2B (“Relative TSR”). In each case, Annual Financial Results for the relevant performance period could result in PSU attainment, subject to the Relative TSR modifier, of 0%-150% of target. Once that Annual Financial Results percentage is established, it is multiplied by a percentage ranging from 80%-120%, depending on Autodesk's Relative TSR performance for the period. Ultimately, PSUs could be earned from 0%-180% of target. Actual PSU awards earned in fiscal 2018 by the named executive officers under this program are shown in “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis.”

2018 Proxy Statement 64

(c)

Represents shares of our Common Stock subject to PSU awards granted to the CEO on June 19, 2017. For these PSU grants, the shares will vest based on the Company’s fiscal 2020 free cash flow per share and ARR performance. Fiscal 2020 free cash flow per share and ARR performance could result in PSU attainment of 0%-200% of target. RSUs granted on February 23, 2017 vest as to 100% of the total shares on July 1, 2018. RSUs granted on March 14, 2017 vest in three equal annual installments beginning on the first anniversary of the date of grant. RSUs granted to Dr. Anagnost on June 19, 2017 vest in three equal annual installments beginning on the first anniversary of the date of grant.

(d)

Reflects the grant date fair value of each equity award. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on March 22, 2018. These amounts do not correspond to the actual value that will be realized by the named executive officers upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

(e)

For Mr. Hanspal and Ms. Becker, RSUs and PSUs shown as granted on June 19, 2017 and September 30, 2017, respectively, represent the modification of pre-existing awards in connection with their separation of service from the Company.

2018 Proxy Statement 65

Outstanding Equity Awards at Fiscal 2018 Year End

The following table presents information concerning outstanding unvested RSU and PSU awards for each named executive officer as of January 31, 2018. This table includes RSUs and PSUs granted under the 2012 Stock Plan. Unless otherwise indicated, all RSU awards vest in three equal annual installments beginning on the first anniversary of the date of grant.

		Stock Awards
							Equity Incentive
					Equity Incentive		Plan Awards:
		Number of		Market Value	Plan Awards:		Market or Payout
		Shares of		of Shares	Number of		Value of Unearned
		Stock That		of Stock	Unearned		Shares That
	Grant	Have Not		That Have Not	Shares That Have		Have Not
Name	Date	Vested (#)		Vested ($) (a)	Not Vested (#)		Vested ($)
Andrew Anagnost	3/12/2015	6,746	(b)	779,973	—		—
	3/12/2015	6,105		705,860	—		—
	3/10/2016	7,781	(c)	899,639	—		—
	3/10/2016	13,255		1,532,543	—		—
	6/1/2016	22,870	(d)	2,644,229	—		—
	2/23/2017	17,936	(e)	2,073,760	—		—
	3/14/2017	5,355	(f)	619,145	—		—
	3/14/2017	17,502		2,023,581	—		—
	6/19/2017	14,487		1,674,987	—		—
	6/19/2017	21,731	(g)	2,512,538	—		—
	6/19/2017	—		—	18,109	(g)	2,093,763
R. Scott Herren	3/12/2015	13,127	(b)	1,517,744	—		—
	3/10/2016	14,298		1,653,135	—		—
	3/10/2016	8,392	(c)	970,283	—		—
	6/1/2016	22,870	(d)	2,644,229	—		—
	3/14/2017	14,585		1,686,318	—		—
	3/14/2017	4,463	(f)	516,012	—		—
Steve M. Blum	3/12/2015	6,746	(b)	779,973	—		—
	3/12/2015	6,105		705,860	—		—
	3/10/2016	6,294	(c)	727,712	—		—
	3/10/2016	10,723		1,239,793	—		—
	6/1/2016	22,870	(d)	2,644,229	—		—
	3/14/2017	3,570	(f)	412,763	—		—
	3/14/2017	11,668		1,349,054	—		—
Pascal W. Di Fronzo	3/12/2015	4,922	(b)	569,082	—		—
	3/12/2015	4,455		515,087	—		—
	3/10/2016	9,532		1,102,090	—		—
	3/10/2016	5,595	(c)	646,894	—		—
	6/1/2016	17,152	(d)	1,983,114	—		—
	3/14/2017	2,677	(f)	309,515	—		—
	3/14/2017	8,751		1,011,791	—		—

2018 Proxy Statement 66

		Stock Awards
						Equity Incentive
					Equity Incentive	Plan Awards:
		Number of		Market Value	Plan Awards:	Market or Payout
		Shares of		of Shares	Number of	Value of Unearned
		Stock That		of Stock	Unearned	Shares That
	Grant	Have Not		That Have Not	Shares That Have	Have Not
Name	Date	Vested (#)		Vested ($) (a)	Not Vested (#)	Vested ($)
Former Executive Officers:
Carl Bass	3/12/2015	29,536	(b)	3,414,952	—	—
	3/10/2016	33,572	(c)	3,881,595	—	—
	6/14/2017	2,354	(h)	272,169	—	—
Amar Hanspal	3/12/2015	6,746	(b)	779,973	—	—
	3/10/2016	8,392	(c)	970,283	—	—
	3/14/2017	5,355	(f)	619,145	—	—
Jan Becker	3/12/2015	4,922	(b)	569,082	—	—
	3/10/2016	5,595	(c)	646,894	—	—
	3/14/2017	2,677	(f)	309,515	—	—

____________________

(a)

Market value of RSUs that have not vested is computed by multiplying (i) $115.62, the closing price on the NASDAQ of Autodesk Common Stock on January 31, 2018, the last trading day of fiscal 2018, by (ii) the number of shares of stock underlying RSU awards.

(b)

Awards relate to the third-year tranche of PSU awards granted on March 12, 2015 under the 2012 Plan. These PSUs were subject to achievement of total ARR, net total subscription additions, total subscription renewal rate and non-GAAP total spend goals for fiscal 2018 adopted by the Compensation and Human Resources Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The third-year tranche of these PSUs were earned as of January 31, 2018 and subject to vest on March 26, 2018.

(c)

Awards related to the second-year tranche of PSU awards granted on March 10, 2016 under the 2012 Plan. These PSUs were subject to achievement of total ARR, net total subscription additions, total subscription renewal rate and non-GAAP total spend goals for fiscal 2018 adopted by the Compensation and Human Resources Committee, as well as TSR compared against the companies in the S&P Computer Software Select Index. The second-year tranche of these PSUs were earned as of January 31, 2018 and subject to vest on March 26, 2018.

(d)

RSUs granted on June 1, 2016 vest as to approximately one-third of the total shares on the first anniversary of the date of grant and approximately two-thirds of the total shares upon the second anniversary of the date of grant.

(e)	RSUs granted on February 23, 2017 vest as to 100% of the total shares on July 1, 2018.
(f)

Awards related to the first-year tranche of PSU awards granted on March 14, 2017 under the 2012 Plan. These PSUs were subject to achievement of total ARR, net total subscription additions, total subscription renewal rate and non-GAAP total spend goals for fiscal 2018 adopted by the Compensation and Human Resources Committee, as well as TSR compared against the S&P North American Technology Software Index with a market capitalization over $2 billion. The first-year tranche of these PSUs were earned as of January 31, 2018 and subject to vest on March 26, 2018.

(g)

Awards related to the PSU awards granted on June 19, 2017 under the 2012 Plan. These PSUs are subject to achievement of fiscal 2020 free cash flow per share and ARR goals adopted by the Compensation and Human Resources Committee. The first-year tranche of these PSUs were earned as of January 31, 2018 and subject to vest on March 26, 2018.

(h)	Non-employee director RSU granted on June 14, 2017 vest as to 100% of total shares on June 12, 2018.

2018 Proxy Statement 67

Option Exercises and Stock Vested at Fiscal 2018 Year End

The following table presents certain information concerning the exercise of stock options and vesting of stock awards held by each of the named executive officers during fiscal 2018.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Named Executive Officer	Exercise (#)	Exercise ($) (a)	Vesting (#)	Vesting ($) (a)
Andrew Anagnost	—	—	50,816	4,691,207
R. Scott Herren	—	—	50,198	5,101,749
Steve M. Blum	40,872	1,687,274	44,834	4,174,933
Pascal W. Di Fronzo	—	—	37,436	3,460,057
Former Executive Officers:
Carl Bass	—	—	201,286	17,954,607
Amar Hanspal	27,500	1,754,744	111,797	10,998,427
Jan Becker	—	—	71,492	7,449,376

____________________

(a)

For options exercised, reflects the number of shares acquired upon exercise multiplied by the difference between the closing market price of our Common Stock as reported on the NASDAQ on the date of exercise and the exercise price of the underlying stock option. For stock awards vested, reflects the number of shares acquired on vesting of RSUs or PSUs multiplied by the closing market price of our Common Stock as reported on the NASDAQ on the vesting date.

Nonqualified Deferred Compensation for Fiscal 2018

Under our Nonqualified Deferred Compensation Plan, certain United States-based officers (including named executive officers) may defer compensation earned such as salary or awards under the short-term cash incentive plan (EIP). Deferral elections are made by eligible executive officers each year during an “open enrollment” period for amounts to be earned in the following year. Autodesk does not make any contribution for executive officers under the Nonqualified Deferred Compensation Plan. Prior to April 2013, we maintained our Autodesk, Inc. Equity Incentive Deferral Plan, which permitted certain executive officers to defer up to 50% of their EIP award.

The following table presents information regarding non-qualified deferred compensation activity for each listed officer during fiscal 2018:

	Executive
	Contributions	Aggregate	Aggregate
	(Distributions)	Earnings/	Balance
	in Fiscal	(Losses) in	At Fiscal
Named Executive Officer	Year ($)	Fiscal Year ($) (a)	Year End ($)
Andrew Anagnost	—	302,343	3,067,376
R. Scott Herren	—	—	—
Steve M. Blum	110,662	250,660	1,339,941
Pascal W. Di Fronzo	(14,402)	52,857	239,783
Former Executive Officers:
Carl Bass	967,313	24,789	1,809,780
Amar Hanspal	(43,456)	8,107	—
Jan Becker	(56,503)	2,352	—

____________________

(a)	None of the earnings or losses in this column are reflected in the Summary Compensation Table because they are not considered preferential or above market.

2018 Proxy Statement 68

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The fiscal 2018 annual total compensation of our CEO was $12,345,706. The fiscal 2018 annual total compensation of our median compensated employee was $115,892, and the ratio of these amounts was 106.5 to 1.

To identify the median employee, we examined the compensation of all our full- and part-time employees (other than our CEO) as of the last day of our fiscal year. We used target total direct compensation as our consistently applied compensation measure. Target total direct compensation for this purpose consisted of each employee’s estimated salary earnings, target non-equity incentive opportunity for fiscal 2018, and the fair market value price of his or her equity incentive awards granted in fiscal 2018. We also converted all employee compensation, on a country-by-country basis, to U.S. dollars based on the applicable year-end exchange rate. After identifying the median employee, we calculated the annual total compensation for such employee using the same methodology that we used for our named executive officers as set forth in the Summary Compensation Table. The Company had three individuals who served as CEO during fiscal 2018. We elected to use the compensation of Dr. Anagnost, our CEO as of January 31, 2018, for purposes of determining the CEO pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation, allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2018 Proxy Statement 69

Change-in-Control Arrangements and Employment Agreements

In an effort to ensure the continued service of our key executive officers in the event of a change-in-control, each of our current executive officers, among other employees, participate in an amended and restated Executive Change in Control Program (the “Program”) that was approved by the Board in March 2006 and amended most recently in December 2016. Dr. Anagnost had a change-in-control provision in his employment agreement, as noted below.

Executive Change in Control Program

Under the terms of the Program, if, within sixty days prior or twelve months following a "change in control," an executive officer who participates in the Program is terminated without "cause," or voluntarily terminates his or her employment for "good reason" (as those terms are defined in the Program), the executive officer will receive (among other benefits), following execution of a release and non-solicit agreement:

●	An amount equal to one and one-half times the sum of the executive officer’s annual base salary and average annual bonus, plus the executive officer’s pro-rata bonus, provided the Company bonus targets are satisfied, payable in a lump sum;
●	Acceleration of all of the executive officer’s outstanding incentive equity awards, including stock options and RSUs; and
●	Reimbursement of the total applicable premium cost for medical and dental coverage for the executive officer and his or her eligible spouse and dependents until the earlier of 18 months from the date of termination or when the executive officer becomes covered under another employer’s employee benefit plans.
●	An executive officer who is terminated for any other reason will receive severance or other benefits only to the extent the executive would be entitled to receive them under our then-existing benefit plans and policies. If the benefits provided under the Program constitute parachute payments under Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever results in the executive officer receiving the greatest amount of benefits.

As defined in the Program, a “change in control” occurs if any person acquires 50% or more of the total voting power represented by voting securities, if Autodesk sells all or substantially all its assets, if Autodesk merges or consolidates with another corporation, or if the composition of the Board changes substantially.

Fiscal 2017 RSUs and PSUs

During fiscal 2017, the RSUs and PSUs granted to our named executive officers (other than Mr. Bass) provided for accelerated vesting in the event of termination of the named executive officer by the Company without “cause” or by the named executive officer for "good reason" each as defined in the award agreement. The Committee approved the vesting provisions to foster stability and continuity for the leadership team during a time of major operational transformation, particularly in light of the uncertainty that resulted from the fiscal 2017 changes to the Board composition.

2018 Proxy Statement 70

Employment Agreement with Andrew Anagnost

In connection with Dr. Anagnost’s appointment as CEO, in June 2017, Dr. Anagnost entered into an employment agreement with the Company which provides for, among other things, certain payments and benefits to be provided to Dr. Anagnost in the event his employment is terminated without “cause” or he resigns for “good reason,” including in connection with a “change of control,” as each such term is defined in Dr. Anagnost's employment agreement.

In the event Dr. Anagnost's employment is terminated by Autodesk without cause or if Dr. Anagnost resigns for good reason and in each case such termination is not in connection with a change of control, Dr. Anagnost would receive (i) payment of 200% of his then current base salary for 12 months; (ii) payout of his pro-rata bonus for the fiscal year in which termination occurs, provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding, unvested equity awards (other than any awards that vest in whole or in part based on performance); (iv) with respect to his then outstanding unvested equity awards that vest in whole or in part based on performance, those awards will vest, as if he had remained continuously employed by Autodesk through the end of the performance period in which his employment is terminated, based on the extent, if any, that the underlying performance criteria for those awards are satisfied for that performance period, as prorated to reflect the number of days in which he was employed during such period; and (v) reimbursement for premiums paid for continued health benefits for Dr. Anagnost and his eligible dependents until the earlier of 12 months following termination or the date Dr. Anagnost becomes covered under similar health plans. In addition, Dr. Anagnost is subject to non-solicitation and non-competition covenants for 12 months following a termination that gives rise to the severance benefits discussed above.

If, in connection with a change of control, Dr. Anagnost 's employment is terminated by Autodesk without cause or if Dr. Anagnost resigns for good reason, Dr. Anagnost would receive (i) a lump sum payment in an amount equal to 200% of his then current annual base salary and average annual bonus; (ii) payout of his pro-rata bonus for the fiscal year of Autodesk in which termination occurs provided Autodesk bonus targets are satisfied, to be paid in one lump sum on or before March 15th of the succeeding fiscal year; (iii) fully accelerated vesting of all of his then outstanding unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria; and (iv) reimbursement for premiums paid for continued health benefits for Dr. Anagnost and his eligible dependents until the earlier of 18 months following termination or the date Dr. Anagnost becomes covered under similar health plans.

Transition Agreement with Carl Bass

On February 6, 2017, Mr. Bass and the Company entered into a Transition and Separation Agreement (the “Transition Agreement”) under which Mr. Bass resigned from his positions as the Company’s President and Chief Executive Officer. Under the Transition Agreement, Mr. Bass served as a part-time employee in the role of special advisor to the Co-CEOs through May 7, 2017. During the transition period, Mr. Bass received a monthly payment of $12,500 from the Company and continued health benefits. The Transition Agreement superseded and replaced Mr. Bass’ employment agreement. The Transition Agreement provided Mr. Bass with the same compensation that he would have received under his employment agreement’s “voluntary termination related to a transition” provisions. The provisions provided for compensation as if his employment had been involuntarily terminated other than in connection with a change in control. The compensation consisted of: (i) payment of two (2.0) times of his base salary for 12 months; (ii) accelerated vesting of his unvested RSUs; (iii) vesting of unvested PSUs based on fiscal 2018 Company performance (with the remaining PSUs forfeited); and (iv) reimbursement for premiums paid for continued health benefits for Mr. Bass and his eligible dependents until the earlier of 12 months following termination or the date Mr. Bass becomes covered under similar health plans. This compensation was conditioned upon re-execution and non-revocation by Mr. Bass of a general release of claims and continued compliance with certain non-competition, non-solicitation, non-disparagement and confidentiality covenants set forth in the Transition Agreement.

2018 Proxy Statement 71

Separation Agreement with Former Co-CEO

Following a 30-year career with the Company, most recently as Co-CEO, Mr. Hanspal entered into a separation agreement with the Company on June 19, 2017. Under the separation agreement, Mr. Hanspal received the following separation payments and benefits: (i) a lump-sum payment of an amount equal to one and one-half (1.5) times the sum of his annual base salary; (ii) a lump-sum payment in an amount equal to one and one-half (1.5) times his target annual incentive; (iii) accelerated vesting of his unvested RSUs that would have vested had he remained employed through July 1, 2018; (iv) vesting of unvested PSUs based on fiscal 2018 Company performance (with the remaining PSUs forfeited); (v) a lump-sum payment in an amount equal to the estimated cost of his continued health benefits under COBRA for eighteen (18) months, as grossed up for taxes; and (vi) a lump-sum payment in respect of an untaken vacation leave benefit of six weeks of base salary. These benefits were consistent with competitive practices pertaining to the separation of long-tenured executives. In approving the separation agreement, the Committee took into account Mr. Hanspal’s years of service in senior management positions, as well as his continued support and contributions to the Company through a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board and executive team. This compensation was conditioned upon re-execution and non-revocation by Mr. Hanspal of a general release of claims and continued compliance with non-competition, employee non-solicitation, non-disparagement and confidentiality covenants set forth in the separation agreement as well as the provision of transition services.

Separation Agreement with Former SVP, CHRO

Following a 25-year career with the Company and having helped the Board and management transition through fiscal 2018 management changes, Ms. Becker entered into a separation agreement with the Company on October 3, 2017. Under the separation agreement, Ms. Becker received the following separation payments and benefits: (i) a lump-sum payment of an amount equal to one (1.0) times the sum of her annual base salary; (ii) accelerated vesting of her unvested RSUs that would have vested had she remained employed through July 1, 2018 plus accelerated vesting of the final tranche of the time-based RSUs granted on March 10, 2016 which otherwise would have vested on March 25, 2019; (iii) vesting of unvested PSUs based on fiscal 2018 Company performance (with the remaining PSUs forfeited); and (iv) a lump-sum payment in an amount equal to the estimated cost of her continued health benefits under COBRA for five (5) months, as grossed up for taxes. These benefits were consistent with competitive practices pertaining to the separation of long-tenured executives. In approving the separation agreement, the Committee took into account Ms. Becker’s years of service in senior management positions, and her continued support and contributions to the Company through a time of major operational transformation, particularly in light of the uncertainty resulting from recent changes to the Board and executive team. This compensation was conditioned upon reexecution and non-revocation by Ms. Becker of a general release of claims and continued compliance with non-competition, employee non-solicitation, non-disparagement and confidentiality covenants set forth in the separation agreement as well as the provision of transition services.

Potential Payments Upon Termination or Change in Control

The tables below list the estimated amount of compensation payable to each of the named executive officers in the event of voluntary termination, involuntary not-for-cause termination, for cause termination, termination following a change in control, and termination in the event of disability or death of the executive. The amounts shown for Messrs. Bass and Hanspal and Ms. Becker are actual amounts paid based upon their separation agreements. The amounts for all other all named executive officers assume that such termination was effective as of January 31, 2018, and include all components of compensation, benefits and perquisites payable under the Executive Change in Control Program effective during the 2018 fiscal year or pursuant to fiscal 2017 RSUs and PSUs, or, in the case of Dr. Anagnost, pursuant to his employment agreement, discussed above.

Estimated amounts for share-based compensation are based on the closing price of our Common Stock on the NASDAQ on Tuesday, January 31, 2018, which was $115.62 per share. The actual amounts for all named executive officers to be paid out can only be determined at the time of such executive’s separation.

2018 Proxy Statement 72

Andrew Anagnost

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)
Compensation:
Base Salary (1)	—	1,600,000	—	1,600,000	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	724,711	—	1,339,671	—	—
Equity Awards (3)	—	13,903,999	—	19,523,246	19,523,246	19,523,246
Benefits and perquisites:
Health Insurance (4)	—	24,974	—	37,461	24,974	—
Disability Income (5)	—	—	—	—	2,769,114	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	16,253,684	—	22,500,378	24,317,334	23,523,246

R. Scott Herren

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)
Compensation:
Base Salary (1)	—	—	—	880,500	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	1,038,470	—	—
Equity Awards (3)	—	5,123,931	—	10,696,700	10,696,700	10,696,700
Benefits and perquisites:
Health Insurance (4)	—	—	—	33,052	22,034	—
Disability Income (5)	—	—	—	—	2,424,320	—
Accidental Death or
Dismemberment (6)	—	—	—	—	1,761,000	1,761,000
Life Insurance (7)	—	—	—	—	—	1,174,000
Total Executive Benefits and
Payments Upon Separation	—	5,123,931	—	12,648,722	14,904,054	13,631,700

2018 Proxy Statement 73

Steven M. Blum

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)
Compensation:
Base Salary (1)	—	—	—	838,500	—	—
Short-Term Cash Incentive
Plan (EIP) (2)	—	—	—	1,241,801	—	—
Equity Awards (3)	—	4,503,977	—	9,233,644	9,233,644	9,233,644
Benefits and perquisites:
Health Insurance (4)	—	—	—	37,585	25,057	—
Disability Income (5)	—	—	—	—	2,741,303	—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	2,000,000
Total Executive Benefits and
Payments Upon Separation	—	4,503,977	—	11,351,530	14,000,004	13,233,644

Pascal W. Di Fronzo

		Involuntary		Involuntary
		Not For Cause		Not for Cause
		or Voluntary		or Voluntary
		for Good		For Good
		Reason		Reason
	Voluntary	(Except Change	For Cause	(Change in
	Termination	in Control)	Termination	Control)
	on	Termination on	on	Termination on	Disability on	Death on
Executive Benefits and Payments	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)	1/31/2018 ($)
Compensation:
Base Salary (1)	—	—	—	733,500	—	—
Short-Term Cash
Incentive Plan (EIP) (2)	—	—	—	883,398	—	—
Equity Awards (3)	—	3,636,249	—	7,241,049	7,241,049	7,241,049
Benefits and perquisites:
Health Insurance (4)	—	—	—	36,826	24,551	—
Disability Income (5)	—	—	—	—		—
Accidental Death or
Dismemberment (6)	—	—	—	—	2,000,000	2,000,000
Life Insurance (7)	—	—	—	—	—	489,000
Total Executive Benefits and
Payments Upon Separation	—	3,636,249	—	8,894,773	9,265,600	9,730,049

2018 Proxy Statement 74

Carl Bass

Involuntary
Not For Cause
or Voluntary
for Good
Reason
(Except Change
in Control)
Termination on
Executive Benefits and Payments (8)	1/31/2018 ($)
Compensation:
Base Salary	2,200,000
Short-Term Cash Incentive Plan (EIP)	—
Equity Awards	10,391,973
Benefits and perquisites:
Health Insurance	52,117
Disability Income	—
Accidental Death or Dismemberment	—
Life Insurance	—
Total Executive Benefits and Payments Upon Separation	12,644,090

Amar Hanspal

Voluntary
Termination
on
Executive Benefits and Payments (9)	1/31/2018 ($)
Compensation:
Base Salary	888,462
Short-Term Cash Incentive Plan (EIP)	618,750
Equity Awards	8,205,731
Benefits and perquisites:
Health Insurance	76,000
Disability Income	—
Accidental Death or Dismemberment	—
Life Insurance	—
Total Executive Benefits and Payments Upon Separation	9,788,943

2018 Proxy Statement 75

Jan Becker

Voluntary
Executive Benefits and Payments (10)	Termination
Compensation:
Base Salary	453,000
Short-Term Cash Incentive Plan (EIP)	—
Equity Awards	5,417,959
Benefits and perquisites:
Health Insurance	18,124
Disability Income	—
Accidental Death or Dismemberment	—
Life Insurance	—
Total Executive Benefits and Payments Upon Separation	5,889,083
____________________

(1)

Base Salary: For Dr. Anagnost, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2018. For the other continuing named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective at the end of the 2018 fiscal year.

(2)

Short-Term Cash Incentive Plan (EIP): For Dr. Anagnost, the amounts shown would be paid in accordance with his employment agreement that was in effect as of January 31, 2018. For the other continuing named executive officers, the amounts shown would be paid in accordance with the Executive Change in Control Program effective at the end of 2018 fiscal year. These amounts are based on the cash value of the short-term cash incentive plan.

(3)

Equity Awards: Pursuant to the Company's form of RSU and PSU award agreement, in the case of Disability or Death, unvested time-based RSUs vest in full and unvested PSUs vest at target. For Dr. Anagnost, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with his employment agreement that was in effect as of January 31, 2018. For the other continuing named executive officers, the amounts shown for other termination scenarios reflect the value of unvested equity awards accelerated in accordance with the Executive Change in Control Program effective at the end of 2018 fiscal year or in accordance with the fiscal 2017 RSUs and PSUs. Reported values are based on the closing price of our Common Stock on January 31, 2018 ($115.62 per share) for RSUs and PSUs and target PSUs.

(4)

Health Insurance: For Dr. Anagnost, in accordance with his employment agreement that was in effect as of January 31, 2018, these amounts represent the cost of continuing coverage for Dr. Anagnost and his dependents. The amount shown in the Involuntary Not for Cause or Voluntary for Good Reason (Except Change in Control) Termination column reflects twelve months of coverage after separation. The amounts in the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column reflect eighteen months of coverage after separation. For the other continuing named executive officers, these amounts represent the cost of continuing coverage for medical and dental benefits for each executive and his or her dependents (i) in the case of the Disability column, for twelve months in accordance with Autodesk's benefits program, and (ii) in the case of the Involuntary Not for Cause or Voluntary for Good Reason (Change in Control) Termination column, for eighteen months after separation in accordance with the Executive Change in Control Program effective at the end of the 2018 fiscal year.

(5)

Disability Income: Reflects the estimated present value of all future payments to each executive under his or her elected disability program, which represent 100% of base salary for the first 90 days, and then 66- 2/3% of salary thereafter, with a maximum of $20,000 per month, until the age of 67. These payments would be made by the insurance provider, not by Autodesk.

(6)

Accidental Death or Dismemberment: Reflects the lump-sum amount payable to each executive or his or her beneficiaries by Autodesk’s insurance provider in the event of the executive’s accidental death. There is also a prorated lump sum payment for dismemberment. The amount shown as payable upon dismemberment is based upon the payout for the most severe dismemberment under the plan.

(7)	Life Insurance: Reflects the lump-sum amount payable to beneficiaries by Autodesk’s insurance provider in the event of the executive’s death.
(8)

For Mr. Bass, the amounts shown are pursuant to his transition and separation agreement: (i) 200% of his base salary for 12 months; (ii) accelerated vesting of his unvested RSUs; (iii) PSU vesting based upon fiscal 2018 performance; and (iv) premiums paid for continued health benefits for Mr. Bass and his eligible dependents for 12 months. Equity Award reported values are based on the closing price of our Common Stock on May 8, 2017 ($93.39), Mr. Bass' separation date, and PSUs at target; actual value of RSUs and PSUs on vest dates were higher due to stock price and PSU attainment.

2018 Proxy Statement 76

(9)

For Mr. Hanspal, the amounts shown are pursuant to his separation agreement: (i) 150% of his annual base salary, plus payment of 100% of salary for a vacation leave benefit of six weeks; (ii) 150% of his target annual incentive; (iii) accelerated vesting of his unvested RSUs that would have vested had he remained employed through July 1, 2018; (iv) PSU vesting based upon fiscal 2018 performance; (v) a lump-sum payment in an amount equal to the estimated cost of his continued health benefits under COBRA for 18 months, as grossed up for taxes. Equity Award reported values are based on the closing price of our Common Stock on July 10, 2017 ($103.74), Mr. Hanspal's separation date, and PSUs at target; actual value of PSUs on vest date was higher due to stock price and PSU attainment.

(10)

For Ms. Becker, the amounts shown are pursuant to her separation agreement: (i) 100% of her annual base salary; (ii) accelerated vesting of her unvested RSUs that would have vested had she remained employed through July 1, 2018 plus accelerated vesting of the final tranche of the time-based RSUs granted on March 10, 2016 which otherwise would have vested on March 25, 2019; (iii) PSU vesting based upon fiscal 2018 performance; and (iv) a lump-sum payment in an amount equal to the estimated cost of her continued health benefits under COBRA for five months, as grossed up for taxes. Equity Award reported values are based on the closing price of our Common Stock on October 9, 2017 ($117.14), Ms. Becker's separation date, and PSUs at target; actual value of PSUs on vest date was higher due to stock price and PSU attainment.

Compensation of Directors

During fiscal 2018, our non-employee directors were eligible to receive the annual compensation set forth below:

Member of the Board of Directors		$75,000 and
	RSUs ($250,000 equivalent)
Non-executive Chairman of the Board	an additional	$65,000
Chair of the Audit Committee	an additional	$25,000
Chair of the Compensation and Human Resources Committee	an additional	$20,000
Chair of the Corporate Governance and Nominating Committee	an additional	$10,000

The annual compensation cycle for non-employee directors begins on the date of the annual stockholders' meeting and ends on the date of the next annual stockholders meeting (“Directors' Compensation Cycle”). Director compensation in the tables below represents the portion of annual compensation with respect to service during Autodesk's fiscal 2018.

No later than December 31 of the year prior to a director's re-election to the Board, the director can elect to receive up to 100% of his or her annual fees in the form of RSUs issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. If cash is elected, cash compensation is accrued monthly and paid quarterly, in arrears. The RSUs are issued at the beginning of the Directors' Compensation Cycle on the date of the annual meeting of stockholders and will vest on the date of the annual meeting of stockholders in the following year, provided that the recipient is a director on such date.

2018 Proxy Statement 77

Non-Employee Director Annual Compensation Cycle
June 14, 2017 Annual Stockholder Meeting - June 12, 2018 Annual Stockholder Meeting
	% Annual Fees Elected to	% Annual Fees Elected to
	Convert to RSUs	Convert to RSUs
Director	(June 15, 2016 - June 14, 2017)	(June 14, 2017 - June 12, 2018)
Carl Bass	N/A	—
Crawford W. Beveridge	—	100
Karen Blasing (a)	N/A	N/A
Reid French (a)	N/A	—
Thomas Georgens (b)	—	—
Richard (Rick) S. Hill (b)	N/A	10
Mary T. McDowell	100	100
Lorrie M. Norrington	100	100
Betsy Rafael	—	—
Stacy J. Smith	100	100
Former Directors
Jeff Clarke (c)	—	—
Scott Ferguson (c)	—	100
____________________

(a)

Karen Blasing joined the Board on March 21, 2018 and Mr. French joined the Board on July 19, 2017 and were not eligible to make cash to RSU elections for the applicable non-employee director annual compensation cycles.

(b)	Messrs. Bass, Georgens and Hill are not standing for re-election at the Annual Meeting.
(c)	Messrs. Clarke and Ferguson resigned from the Board on June 19, 2017 pursuant to the terms of a Settlement Agreement.

During fiscal 2018, Autodesk's 2012 Outside Directors' Stock Plan provided for the automatic grant of RSUs to our non-employee directors. Upon being elected or appointed to our Board, each non-employee director would be provided an initial grant of RSUs with a grant date value of $250,000 and prorate the award based on service on the date such director joined the Board (“Initial RSUs”), with subsequent annual grants of RSUs with a grant date value of $250,000 on the date of the Annual Meeting (“Subsequent Annual RSUs”).

$250,000	x	The number of calendar days from the Date of Grant to the Company’s next annual meeting of stockholders	/	Fair Market Value of a Share on the Date of Grant	=	Result is rounded down to the nearest whole number of shares
365

Initial RSUs vest upon the annual meeting of stockholders following the date of grant. Subsequent Annual RSUs vest over a one-year period. If a non-employee director is appointed on the on the date of an Annual Meeting, such non-employee director is not eligible to an Initial RSU.

The tables below present information concerning the compensation paid by us to each of our non-employee directors for fiscal 2018. Karen Blasing was not a director of the Company during fiscal 2018 and did not receive compensation from the Company during that period. Mr. Bass, who was an Autodesk employee during fiscal 2018, received director compensation for the portion of the fiscal year in which he was a non-employee director. Mr. Bass' director compensation is included with his employee compensation in the Summary Compensation Table, but is not listed in the Director Compensation Tables below. Dr.

2018 Proxy Statement 78

Anagnost, who was an Autodesk employee during fiscal 2018, did not receive additional compensation for his service as a director.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Current Directors (a)	($) (b)	($) (c)	($)
Crawford W. Beveridge	140,000	249,995	389,995
Reid French	30,444	224,579	255,023
Thomas Georgens	85,000	249,995	334,995
Richard (Rick) S. Hill	75,000	249,995	324,995
Mary T. McDowell	95,000	249,995	344,995
Lorrie M. Norrington	75,000	249,995	324,995
Betsy Rafael	100,000	249,995	349,995
Stacy J. Smith	75,000	249,995	324,995
Former Directors:
Jeff Clarke	114,537	249,995	364,532
Scott Ferguson	37,500	249,995	287,495
____________________

(a)

Mr. French joined the Board on July 19, 2017 and received prorated fees and 2,037 Initial RSUs. Messrs. Clarke and Ferguson resigned from the Board on June 19, 2017 pursuant to the terms of a Settlement Agreement and forfeited their Subsequent Annual Grants and received prorated fees. Mr. Clarke received a one-time payment of $77,037, representing the value of forfeited RSUs for which he had provided Board service but had not yet vested.

(b)

Fees Earned or Paid in Cash reflects the dollar amounts of fees earned. As noted above, during fiscal 2018, directors could elect to receive up to 100% of their compensation in the form of RSUs in lieu of cash. The following table represents actual cash received by the directors in fiscal 2018 based on their elections. See footnote (c) for more information regarding the RSUs granted in lieu of cash.

Fees Actually
Current Directors	Paid in Cash ($)
Crawford W. Beveridge	70,000
Reid French	30,444
Thomas Georgens	85,000
Richard (Rick) S. Hill	71,250
Mary T. McDowell	—
Lorrie M. Norrington	—
Betsy Rafael	100,000
Stacy J. Smith	—
Former Directors:
Jeff Clarke	114,537
Scott Ferguson	37,500

(c)

The Stock Awards column reflects (i) the grant date fair value of the Initial RSUs and Subsequent Annual RSUs and (ii) the pro-rata grant date fair value of 20% of the stock awards the directors earned during fiscal 2018 in lieu of cash. The 20% represents the premium of $1.20 worth of stock for each $1.00 of cash compensation foregone. The assumptions used in the valuation of these awards are set forth in Note 1, “Business and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in our fiscal 2018 Annual Report on Form 10-K filed on March 22, 2018. These amounts do not correspond to the actual value that will be realized by the directors upon the vesting of RSUs or the sale of the Common Stock underlying such awards.

2018 Proxy Statement 79

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 15, 2016, in lieu of cash foregone for the June 15, 2016 through June 14, 2017 Directors' Compensation Cycle:

Restricted Stock Unit
		Number of Shares	Grant Date Fair	Grant Date Fair Value of the
	Total Number	Representing the	Value of Stock	20% Premium of the Stock
Current Directors	of Shares (#)	20% Premium (#)	Awards ($)	Awards ($)
Crawford W. Beveridge	—	—	—	—
Reid French	—	—	—	—
Thomas Georgens	—	—	—	—
Richard (Rick) S. Hill	—	—	—	—
Mary T. McDowell	2,013	335	113,956	18,964
Lorrie M. Norrington	1,589	264	89,953	14,945
Betsy Rafael	—	—	—	—
Stacy J. Smith	1,589	264	89,953	14,945
Former Directors:
Jeff Clarke	—	—	—	—
Scott Ferguson	—	—	—	—

The following table shows the total amounts and fair values, as well as the 20% premium, of RSUs granted on June 14, 2017, in lieu of cash foregone for the June 14, 2017 through June 12, 2018 Directors' Compensation Cycle:

	Restricted Stock Unit
	Total	Number of Shares	Grant Date Fair	Grant Date Fair Value
	Number of	Representing the	Value of Stock	of the 20% Premium of
Current Directors	Shares (#)	20% Premium (#)	Awards ($)	the Stock Awards ($)
Crawford W. Beveridge	1,581	263	167,902	27,931
Reid French	—	—	—	—
Thomas Georgens	—	—	—	—
Richard (Rick) S. Hill	84	14	8,921	1,487
Mary T. McDowell	1,073	178	113,953	18,904
Lorrie M. Norrington	847	141	89,951	14,974
Betsy Rafael	—	—	—	—
Stacy J. Smith	847	141	89,951	14,974
Former Directors:
Jeff Clarke	—	—	—	—
Scott Ferguson (a)	847	141	89,951	14,974
____________________

(a)	Mr. Ferguson forfeited his RSUs upon resigning from the Board.

2018 Proxy Statement 80

The following tables show the total amounts and fair values of Subsequent Annual RSUs and Initial RSUs granted during fiscal 2018.

	Restricted Stock Unit
			Grant Date Fair
		Number of	Value of Stock
Current Directors	Grant Date(s)	Shares (#)	Awards ($)
Crawford W. Beveridge	6/14/2017	2,354	249,995
Reid French	7/18/2017	2,037	224,579
Thomas Georgens	6/14/2017	2,354	249,995
Richard (Rick) S. Hill	6/14/2017	2,354	249,995
Mary T. McDowell	6/14/2017	2,354	249,995
Lorrie M. Norrington	6/14/2017	2,354	249,995
Betsy Rafael	6/14/2017	2,354	249,995
Stacy J. Smith	6/14/2017	2,354	249,995
Former Directors:
Jeff Clarke (a)	6/14/2017	2,354	249,995
Scott Ferguson (a)	6/14/2017	2,354	249,995
____________________

(a)	Messrs. Clarke and Ferguson forfeited their RSUs upon resigning from the Board.

The aggregate number of each director's stock options and RSUs outstanding at January 31, 2018, was:

	Aggregate Number of Shares	Aggregate Number of Shares
	Underlying Stock Options	Underlying Outstanding
Current Directors	Outstanding	Restricted Stock Units
Crawford W. Beveridge	—	3,935
Reid French		2,037
Thomas Georgens	—	2,354
Richard (Rick) S. Hill	—	7,799
Mary T. McDowell	—	3,427
Lorrie M. Norrington	—	3,201
Betsy Rafael	—	2,354
Stacy J. Smith	—	3,201
Former Directors:
Jeff Clarke	—	—
Scott Ferguson	—	—

2018 Proxy Statement 81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2018, for each person or entity who is known by Autodesk to own beneficially more than 5% of the outstanding shares of Autodesk Common Stock, each of Autodesk’s directors (including the nominees for directors), each of the named executive officers, including former executive officers, and all directors and executive officers as a group.

	Common Stock	Percentage
	Beneficially	Beneficially
5% Stockholders, Directors and Officers (1)	Owned (2)	Owned (3)
Principal Stockholders:
FMR LLC (4)	22,809,481	10.4%
The Vanguard Group, Inc. (5)	22,250,636	10.2%
BlackRock, Inc. (6)	16,813,275	7.7%
Loomis Sayles & Co., L.P. (7)	11,228,654	5.1%
Non-Employee Directors:
Carl Bass	39,995	*
Crawford W. Beveridge	22,236	*
Karen Blasing (8)	—	—
Reid French (9)	20	*
Tom Georgens	29,663	*
Richard (Rick) S. Hill	5,362	*
Mary T. McDowell	40,689	*
Lorrie M. Norrington	12,286	*
Betsy Rafael	7,646	*
Stacy J. Smith	44,017	*
Named Executive Officers:
Andrew Anagnost	28,543	*
R. Scott Herren	20,448	*
Steven M. Blum	37,138	*
Pascal W. Di Fronzo	14,567	*
Former Executive Officers:
Amar Hanspal	—	*
Jan Becker	35,700	*
All directors and executive officers as a group (16 individuals) (16)	302,610	*
____________________

*	Represents less than one percent (1%) of the outstanding Common Stock.
(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.
(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares the individual or entity has the right to acquire within 60 days of March 31, 2018, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)	The total number of shares of Common Stock outstanding as of March 31, 2018, was 219,129,083.
(4)

As of December 31, 2017, the reporting date of FMR LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 13, 2018, pursuant to which FMR LLC reported to have sole voting power with respect to 1,134,920 shares, sole dispositive power with respect to 22,809,481 shares and shared voting and dispositive power with respect to 0 shares. The address of the reporting persons is 245 Summer Street, Boston, Massachusetts 02210.

2018 Proxy Statement 82

(5)

As of December 31, 2017, the reporting date of The Vanguard Group, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2018, The Vanguard Group, Inc. was deemed to have sole voting power with respect to 302,113 shares, sole dispositive power with respect to 21,911,419 shares, shared voting power with respect to 44,405 shares, and shared dispositive power with respect to 339,217 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

As of December 31, 2017, the reporting date of BlackRock, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on January 29, 2018, BlackRock, Inc. was deemed to have sole voting power with respect to 14,666,061 shares, sole dispositive power with respect to 16,813,275 shares, and shared voting and dispositive power with respect to 0 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)

As of December 31, 2017, the reporting date of Loomis, Sayles & Co. L.P. most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 14, 2018, Loomis, Sayles & Co. L.P. was deemed to have sole voting power with respect to 7,691,184 shares, sole dispositive power with respect to 11,228,654 shares, and shared voting and shared dispositive power with respect to 0 shares. The address of Loomis, Sayles & Co. L.P. is One Financial Center, Boston, MA 02111.

(8)	Upon appointment to the Board on March 21, 2018, Ms. Blasing was granted 419 restricted stock units, none of which vest within 60 days of March 31, 2018.
(9)

Upon appointment to the Board on July 19, 2017, Mr. French was granted 2,037 restricted stock units, none of which vest within 60 days of March 31, 2018. Includes 20 shares held indirectly by trust. Mr. French disclaims beneficial ownership of the shares held by trust to the extent of his pecuniary interest.

2018 Proxy Statement 83

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

Autodesk's Related Party Transactions Policy states that all transactions between or among Autodesk and its wholly-owned subsidiaries and any Related Party, as defined in the Policy, requires the approval or ratification of the Chief Financial Officer. Non-routine transactions with vendors and suppliers to Autodesk and its wholly-owned subsidiaries require the prior written approval of the Corporate Controller. In addition, in accordance with our Code of Business Conduct and the charter for the Audit Committee, our Audit Committee reviews and approves or ratifies “related person” transactions. Any related person transaction will be disclosed in an SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Family Member of Former Executive Officer Employed by the Company

Mr. Hanspal’s sister-in-law is employed by the Company as a Sr. Technical Product Manager. The salary being paid to her is commensurate with her respective duties as a Sr. Technical Product Manager of the Company. During fiscal 2018, the Company paid her a base salary of approximately $165,428, a bonus of $40,000 and granted her 976 restricted stock units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the NASDAQ. Such executive officers, directors and stockholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during fiscal 2018, we are not aware of any late Section 16(a) filings.

2018 Proxy Statement 84

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board consisting solely of independent directors as required by the listing standards of the NASDAQ and rules of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on Autodesk's website at www.autodesk.com under “Investor Relations—Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

As described more fully in its charter, the Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and oversight of the management of risks associated with the Company’s financial reporting, accounting and auditing matters. The Audit Committee is directly responsible for the appointment, compensation, engagement, retention, termination and services of our independent registered public accounting firm, Ernst & Young LLP, including conducting a review of its independence; reviewing and approving the planned scope of our annual audit; overseeing Ernst & Young LLP’s audit work; reviewing and pre-approving any audit and permissible non-audit services and fees that may be performed by Ernst & Young LLP; reviewing with management and Ernst & Young LLP compliance by Autodesk with establishing and maintaining an adequate system of internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; monitoring the rotation of partners of Ernst & Young LLP on our audit engagement team as required by regulation; reviewing the Company’s treasury policies and tax positions; and overseeing the performance of our internal audit function. The Audit Committee establishes and oversees compliance by Autodesk with the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and Ernst & Young LLP. The Audit Committee held nine meetings during fiscal 2018. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. Within this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2018 with management and Ernst & Young LLP.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP the independence of that firm, and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, on a regular basis in fiscal 2018 and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

2018 Proxy Statement 85

On the basis of these reviews and discussions, the Audit Committee recommended to the Board (and the Board has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Betsy Rafael (Chair)
Karen Blasing
Thomas Georgens
Lorrie M. Norrington

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, shares of Common Stock represented by proxy will be voted in accordance with the discretion of the proxy holders.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Autodesk urges you to vote at your earliest convenience.

THE BOARD OF DIRECTORS
May 1, 2018
San Rafael, California

2018 Proxy Statement 86

Appendix A

Reconciliation of GAAP financial measure to non-GAAP financial measure

This Proxy Statement contains information regarding a financial measure, non-GAAP spend, that is not calculated in accordance with GAAP. Non-GAAP spend is calculated as our GAAP spend adjusted to exclude stock-based compensation expense, amortization of developed technology, amortization of purchased intangibles, CEO transition costs and restructuring charges and other facility exit costs. We believe that this non-GAAP financial measure is appropriate to enhance an overall understanding of our fiscal 2018 performance in relation to the principal elements of Autodesk’s annual executive compensation program considered by the Compensation Committee, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the directly comparable financial measure prepared in accordance with GAAP in the United States.

Investors should review the reconciliation of non-GAAP spend to its most directly comparable GAAP financial measure, GAAP spend, as provided in the following tables (in millions):

	Fiscal Year Ended January 31,
	2018	2017
	(Unaudited)
GAAP Spend	$2,565.7	$2,530.6
Stock-based compensation expense	(245.0)	(221.8)
Amortization of developed technology	(16.4)	(40.0)
Amortization of purchased intangibles	(20.2)	(31.8)
CEO transition costs (1)	(21.4)	—
Restructuring charges and other facility exit costs, net	(94.1)	(80.5)
Non-GAAP Spend	$2,168.6	$2,156.5

	Fiscal Year Ended January 31,
	2018	2017
Deferred revenue	$1,955	$1,788
Unbilled deferred revenue	326	30
Non-GAAP Total deferred revenue	$2,281	$1,818
____________________

(1)	CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the fiscal year ended January 31, 2018. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

2018 Proxy Statement 87

AUTODESK, INC.
111 MCINNIS PARKWAY
SAN RAFAEL, CA 94903
ATTN: JOHN CLANCY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
1a.	Andrew Anagnost	☐	☐	☐
1b.	Crawford W. Beveridge	☐	☐	☐
1c.	Karen Blasing	☐	☐	☐
1d.	Reid French	☐	☐	☐
1e.	Mary T. McDowell	☐	☐	☐
1f.	Lorrie M. Norrington	☐	☐	☐
1g.	Betsy Rafael	☐	☐	☐
1h.	Stacy J. Smith	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2	Ratify the appointment of Ernst & Young LLP as Autodesk, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2019.	☐	☐	☐

		For	Against	Abstain
3	Approve, on an advisory (non-binding) basis, the compensation of Autodesk, Inc.'s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com

2018 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. ("Autodesk"), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2018, and hereby appoints Andrew Anagnost and Pascal W. Di Fronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of Autodesk to be held on June 12, 2018, at 3:00 p.m., at The Landmark, One Market Street, 2nd Floor, San Francisco, CA 94105 and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted (1) FOR the election of the nominees named in the Proxy Statement to Autodesk's Board of Directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as Autodesk's independent registered public accounting firm for the fiscal year ending January 31, 2019, and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation of Autodesk's named executive officers.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side